                                                                    EXHIBIT 99.1


ITEM 6. SELECTED FINANCIAL DATA

The following sets forth selected consolidated financial data for the Company as of and for each of the years in the five-year period ended December 31, 2002. The selected consolidated financial data for the Company should be read in conjunction with the Consolidated Financial Statements and the related notes appearing elsewhere in this Annual Report on Form 10-K. ($000's, except per share data)

                                                       2002              2001            2000          1999           1998
                                                     ---------         --------        --------      --------       ---------
Total revenues                                       $  99,393         $ 81,482        $ 78,689      $ 75,881       $  63,954
Operating expenses, including
     minority interest                                 (70,677)         (63,983)        (60,153)      (60,180)        (47,873)
Transactional expenses                                      --               --              --            --            (559)
Gain (loss) on sale of properties                           --               --           2,959         5,127            (388)
Income from continuing operations                       28,716           17,499          21,495        20,828          15,134
Income from discontinued operations                      1,879              563             457           519             603
Net income                                              30,595           18,062          21,952        21,347          15,737

Income from continuing operations per
     common share-basic                                   1.04             0.76            1.12          1.08            0.75
Income from continuing operations per
     common share-diluted                                 1.02             0.74            1.08          1.06            0.74

Income from discontinued operations - basic               0.07             0.03            0.03          0.03            0.04
Income from discontinued operations - diluted             0.07             0.03            0.02          0.02            0.04

Net income per common share-basic                         1.11             0.79            1.15          1.11            0.79
Net income per common share-diluted                       1.09             0.77            1.10          1.08            0.78
Cash dividends declared per common share                  1.32             1.29            1.23          1.20            1.18

Net cash provided by operating activities               57,732           41,277          41,175        39,783          32,380
Net cash used in investing activities                 (106,030)         (64,321)        (38,549)      (64,942)       (111,080)
Net cash provided by
     (used in) financing activities                     46,532           32,115          (6,671)       22,912          86,144
Ratio of earnings to combined fixed
     charges and preferred dividends                      1.81             1.41            1.55          1.57            1.49
Real estate assets, net                                779,150          714,047         584,198       606,592         609,717
Investments in non-consolidated entities                54,261           48,764          40,836        11,523              --
Total assets                                           902,471          822,153         668,377       656,481         647,007
Mortgages and notes payable                            491,517          455,771         387,326       372,254         354,281

Funds from operations(1)                                61,818           47,126          46,316        40,652          35,141
Rent received below straight-line rent                   2,426            2,755           2,804         2,054           2,411

The Company believes that the book value of its real estate assets, which reflects the historical cost of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating results.

--------
(1) The Company believes that Funds From Operations ("FFO") enhances an investor's understanding of the Company's financial condition, results of operations and cash flows. The Company believes that FFO is an appropriate, but limited, measure of the performance of an equity REIT, and that it can be one measure of a REIT's ability to make cash distributions. FFO is defined in the October 1999 "White Paper", issued by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company included in the calculation of FFO the dilutive effect of the deemed conversion of its outstanding exchangeable notes which were redeemed by the Company in 2001. FFO should not be considered an alternative to net income as an indicator of operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company, which has elected to qualify as a real estate investment trust under the Internal Revenue Code of 1986, acquires and manages net leased commercial properties. The Company has operated as a REIT since October 1993.

As of December 31, 2002, the Company owned or had interests in 103 real estate properties. During 2002, the Company purchased 9 properties, including non-consolidated investments, for $148.0 million.

During 2002, the Company sold 5 properties (including a 77.3% interest in a property) and one building in the Palm Beach Gardens, Florida property for $20.8 million, which resulted in an aggregate gain of approximately $1.1 million. During 2001, the Company sold one property for $4.1 million which approximated book value.

CRITICAL ACCOUNTING POLICIES

The Company's accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the portrayal of the Company's financial condition and results of operations and which require some of management's most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management's future estimate with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management's current estimates.

Revenue Recognition. The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13 "Accounting for Leases" (SFAS No.13). SFAS No.13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66 "Accounting for Sales of Real Estate." The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.

Accounts Receivable. The Company continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Company has identified.

Real Estate. The Company evaluates the carrying value of all real estate held to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, coupled with an estimate of proceeds to be realized upon sale. However, estimating future sale proceeds is highly subjective and such estimates could differ materially from actual results.

LIQUIDITY AND CAPITAL RESOURCES

Since becoming a public company, the Company's principal source of capital for growth has been the public and private equity markets, selective secured indebtedness, its unsecured credit facility, issuance of OP Units and undistributed funds from operations.

The Company's current $60.0 million variable rate unsecured revolving credit facility, which is scheduled to expire in March 2004, has made available funds to finance acquisitions and meet any short-term working capital requirements. As of December 31, 2002, $31.0 million was outstanding at an interest rate of 3.20%. The Company pays an unused facility fee equal to 25 basis points if 50% or less of the facility is utilized and 15 basis points if greater than 50% of the facility is utilized.

Since its formation in 1993, the Company has raised, through the issuance of common shares, preferred shares and OP Units, aggregate capital of approximately $234.5 million for the purposes of making acquisitions and retiring indebtedness. In addition, the Company has purchased $109.8 million in real estate through the direct issuance of its common shares and OP Units.

During 2002, the Company completed a 2.7 million common share offering at $15.85 per share raising $40.5 million of net proceeds. The proceeds were used to repay debt and fund acquisitions.

Dividends. In connection with its intention to continue to qualify as a REIT for Federal income tax purposes, the Company expects to continue paying regular dividends to its shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, the Company generally intends to maintain a conservative dividend payout ratio as a percentage of FFO, reserving such amounts as it considers necessary for the maintenance or expansion of properties in its portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as the Board of Trustees considers appropriate.

Dividends paid to common shareholders increased to $35.8 million in 2002, compared to $25.0 million in 2001 and $20.8 million in 2000. The Company's dividend and distribution FFO payout ratio, on a per share basis, for 2002, 2001, and 2000 was 71.0%, 76.0% and 69.3% respectively.

Although the Company receives the majority of its rental payments on a monthly basis, it intends to continue paying dividends quarterly. The Company's two largest tenants, as a percentage of revenue, pay their rent semi-annually (Kmart Corporation) and quarterly (Northwest Pipeline Corp.). Amounts accumulated in advance of each quarterly distribution are invested by the Company in short-term money market or other suitable instruments.

Kmart, the Company's largest tenant based upon rental revenues, filed for Chapter 11 bankruptcy protection on January 22, 2002. Kmart leases a 1.7 million square foot distribution facility in Warren, Ohio. The Company acquired the property in 1998 by assuming a non-recourse mortgage of $42.2 million, issuing operating partnership units valued at $18.9 million and paying $2.8 million in cash. The Company has no retail properties leased to Kmart. The Kmart lease expires on September 30, 2007. Annual net rents are presently $9.4 million. Rents are paid semi-annually in arrears. The property is encumbered by a non-recourse first mortgage, bearing imputed interest at 7% per annum with an outstanding balance of $25.6 million at December 31, 2002.

Annual debt service on this non-recourse mortgage, which fully amortizes by maturity on October 1, 2007, is $6.2 million. Accordingly, this property currently provides after debt service cash flow to the Company of $3.2 million.

The property is a warehouse distribution facility utilized in Kmart's logistical operation. As of December 31, 2002 the Company had $7.3 million in accounts receivable from Kmart (including $2.0 million in straight-line rents and $2.6 million in pre-petition rent). Kmart is current in its rental obligation to the Company since filing for bankruptcy and the next rental payment is due April 1, 2003.

The Company believes that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, the Company anticipates that cash on hand, borrowings under its unsecured credit facility, issuance of equity and debt, as well as other alternatives, will provide the necessary capital required by the Company. Cash flows from operations as reported in the Consolidated Statements of Cash Flows increased to $57.7 million for 2002 from $41.3 million for 2001 and $41.2 million for 2000.

Net cash used in investing activities totaled $106.0 million in 2002, $64.3 million in 2001 and $38.5 million in 2000. Cash used in investing activities related primarily to investments in real estate properties and joint ventures. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions. In connection with the acquisition of the Net Partnerships, the Company acquired $3.8 million of cash in 2001.

Net cash provided by (used in) financing activities totaled $46.5 million in 2002, $32.1 million in 2001 and $(6.7) million in 2000. Cash provided by (used in) financing activities during each year was primarily attributable to proceeds from equity offerings, non-recourse mortgages and advances/repayments under the Company's credit facility coupled with dividend and distribution payments, debt service payments and the repurchase of the Company's common shares/operating partnership units.

UPREIT Structure. The Company's UPREIT structure permits the Company to effect acquisitions by issuing to a seller of real estate, as a form of consideration, interests in partnerships controlled by the Company. All of such interests are redeemable at certain times for common shares on a one-for-one basis and all of such interests require the Company to pay certain distributions to the holders of such interests. The Company accounts for these interests in a manner similar to a minority interest holder. The number of common shares that will be outstanding in the future should be expected to increase, and minority interest expense should be expected to decrease as such partnership interests are redeemed for common shares.

The following table provides certain information with respect to such partnership interests as of December 31, 2002 (assuming the Company's annual dividend rate remains at the current $1.34 per share).

                                                                                              Total Current
    Redeemable           Total Number                             Current Annualized            Annualized
for common shares:        of Units          Affiliate Units     Per Unit Distribution       Distribution ($000)
------------------       ------------       ---------------     ---------------------       -------------------
At any time               3,499,108             1,401,159               $ 1.34                    $ 4,689
At any time               1,254,152               120,374                 1.08                      1,354
At any time                 114,059                52,144                 1.12                        128
January 2003                 17,901                    --                   --                         --
December 2003                 1,341                    --                 1.34                          2
March 2004                   43,734                    --                 0.27                         12
March 2004                   19,510                    --                   --                         --
November 2004                24,552                 2,856                   --                         --
March 2005                   29,384                    --                   --                         --
January 2006                171,168                   416                   --                         --
February 2006                28,230                 1,743                   --                         --
May 2006                      9,368                    --                 0.29                          3
November 2006                44,858                44,858                 1.34                         60
                          ---------             ---------               ------                    -------
                          5,257,365             1,623,550               $ 1.19                    $ 6,248
                          =========             =========               ======                    =======

Affiliate units, which are included in total units, represent OP Units held by two executive officers (including their affiliates) of the Company.

FINANCING

Revolving Credit Facility. The Company's $60.0 million unsecured credit facility, which expires March 2004, bears interest at 150-250 basis points over LIBOR depending on the amount of properties the Company owns free and clear of mortgage debt, and has an interest rate period of one, three, or six months, at the option of the Company. The credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants. As of December 31, 2002, $31.0 million was outstanding and $24.8 million was available to be drawn. The Company had six outstanding letters of credit aggregating $4.2 million which expire in 2003 ($0.3 million), 2004 ($0.6 million), 2005 ($2.5 million), 2007 ($0.4 million) and 2010 ($0.4 million).

Debt Service Requirements. The Company's principal liquidity needs are the payment of interest and principal on outstanding indebtedness. As of December 31, 2002, a total of 66 of the Company's 87 consolidated properties were subject to outstanding mortgages which had an aggregate principal amount of $448.0 million. As of December 31, 2002 the weighted average interest rate on the Company's outstanding mortgages, including line of credit borrowings and other corporate debt, was approximately 6.95%. The scheduled principal amortization payments for the next five years are as follows: $17.4 million in 2003; $17.7 million in 2004; $16.1 million in 2005, $14.5 million in 2006 and $15.3 million in 2007. Approximate balloon payment amounts, having a weighted average interest rate of 6.74%, excluding line of credit borrowings and other corporate debt, due the next five years are as follows: $0 million in 2003; $14.4 million in 2004; $76.6 million in 2005, $0 in 2006 and $0 in 2007. The ability of the Company to make such balloon payments will depend upon its ability to refinance the mortgage related thereto, sell the related property, have available amounts under its unsecured credit facility or access other capital. The ability of the Company to accomplish such goals will be affected by numerous economic factors affecting the real estate industry, including the availability and cost of mortgage debt at the time, the Company's equity in the mortgaged properties, the financial condition of the Company, the operating history of the mortgaged properties, the then current tax laws and the general national, regional and local economic conditions.

Lease Obligations. Since the Company's tenants bear all or substantially all of the cost of property operations, maintenance and repairs, the Company does not anticipate significant needs for cash for these costs. For five of the properties, the Company has a level of property operating expense responsibility and a sixth obligates the Company to pay real estate taxes in 2003 and for the tenant to be responsible thereafter. The Company generally funds property expansions with additional secured borrowings, the repayment of which is funded out of rental increases under the leases covering the expanded properties. To the extent there is a vacancy in a property, the Company would be obligated for all operating expenses, including real estate taxes and insurance.

The Company's tenants pay the rental obligations on ground leases either directly to the fee holder or to the Company as increased rent. The annual ground lease rental payment obligations for each of the next five years is $0.9 million.

Origination Fees Payable. In connection with certain acquisitions, the Company assumed obligations ($2.2 million in principal plus accrued interest) which bear interest on the outstanding principal balances only at rates ranging from 12.3% to 19.0%. The scheduled annual payments for the next five years are as follows:
$0.4 million in 2003; $0.4 million in 2004; $0.4 million in 2005; $0.7 million in 2006 and $0.9 million in 2007. As of December 31, 2002, $6.6 million is outstanding of which $3.4 million is due to two executive officers of the Company.

Shares Repurchase. The Company's Board of Trustees has authorized the Company to repurchase, from time to time, up to 2.0 million common shares and operating partnership units depending on market conditions and other factors. As of December 31, 2002, the Company had repurchased approximately 1.4 million common shares and operating partnership units, at an average price of approximately $10.55 per common share/unit. No common shares or units were repurchased in 2002.

RESULTS OF OPERATIONS ($000)

                                                                               Increase
                                                                              (Decrease)
Selected Income Statement Data         2002        2001        2000     2002-2001    2001-2000
                                     --------    --------    --------   ----------   ----------
Total revenues                       $ 99,393    $ 81,482    $ 78,689    $ 17,911     $  2,793

Total expenses                         65,112      59,522      54,315       5,590        5,207
    Interest                           33,523      29,623      29,266       3,900          357
    Depreciation and amortization
           of real estate              21,211      17,722      17,160       3,489          562
    General & administrative            5,733       4,932       4,891         801           41
    Property operating                  2,355       1,624       1,504         731          120
    Debt satisfaction charges             397       3,983          --      (3,586)       3,983

Total income from discontinued
 operations                             1,879         563         457       1,316          106

Net income                             30,595      18,062      21,952      12,533       (3,890)

Comparison of 2002 to 2001

Changes in the results of operations for the Company are primarily due to the growth of its portfolio and costs associated with such growth. Of the increase in total revenues in 2002 of $17.9 million, $15.6 million is primarily attributable to rental revenue from properties purchased in 2001 (primarily the purchase of properties from Net 1 L.P. and Net 2 L.P. in November 2001) and owned in 2002 ($14.3 million) and properties purchased in 2002 ($2.9 million) offset by a reduction in rental revenue from a decrease in overall portfolio occupancy from 99.7% to 99.2% ($0.3 million) and the joint venturing of a single property in 2002 ($1.5 million). Of the remaining $2.3 million in revenue growth in 2002, $1.8 million was attributable to an increase in earnings from non-consolidated entities and $0.5 million was attributable primarily to higher interest earned due to greater cash balances carried. The $3.9 million increase in interest expense due to the growth of the Company's portfolio has been partially offset by a reduction in the weighted average interest rate from 7.28% for the year ended December 31, 2001 to 6.95% for the year ended December 31, 2002 due to debt refinancings, scheduled principal amortization payments, lower variable interest rates and lower interest rates on new debt incurred by the Company. The Company's general and administrative expenses, which increased in absolute dollars due to the acquisition of properties from Net 1 L.P. and Net 2 L.P., decreased to 5.8% of revenue in 2002 compared with 6.1% in 2001. Property operating expenses increased due to the vacancy of one property in the third quarter of 2001, which resulted in the Company incurring property level operating expenses which normally are the responsibility of the tenant, two properties in which the Company has a level of operating expense responsibility and an estimate of expenses for the Kmart property. Debt satisfaction charges decreased $3.6 million due to the timing of debt retirements. Net income increased in 2002 due to the impact of items discussed above plus an increase of $1.3 million in income from discontinued operations, primarily gains on sale of properties.

The Company's non-consolidated entities had aggregate net income of $14.1 million in 2002 compared with $10.2 million in 2001. The increase in net income is primarily attributable to an increase in rental revenue of $7.7 million in 2002 attributable to the acquisition of properties, the expansion of an existing property and the joint venturing of a single property in 2002. Advisory fee income increased by $0.3 million in 2002 due to the timing of transactions which generate acquisition fees. These revenue sources were partly offset by an increase in (i) interest expense of $2.5 million in 2002 due to partially funding third quarter 2002 and fourth quarter 2001 acquisitions with the use of non-recourse mortgage debt and the joint venturing of a single property in 2002, and (ii) depreciation expense of $1.5 million in 2002 due to more depreciable assets owned.

The increase in net income in future periods will be closely tied to the level of acquisitions made by the Company. Without acquisitions, which in addition to generating rental revenue, generate acquisition, debt placement and asset management fees when such properties are acquired by joint venture or advisory programs, growth in net income is dependent on index adjusted rents (6 leases), percentage rents (2 leases), reduced interest expense on amortizing mortgages and by controlling variable overhead costs. However, there are many factors beyond management's control that could offset these items including, without limitation, increased interest rates of variable debt ($78.4 million as of December 31, 2002 at a weighted average interest rate of 3.88%) and tenant monetary defaults. Effective January 1, 2003, the Company converted its non-voting interest in LRA to a 99% voting interest and accordingly LRA will be consolidated for financial reporting purposes instead of being treated under the equity method as it currently is. Had LRA been consolidated historically, general and administrative expenses as a percentage of revenue, excluding revenues related to discontinued operations, would have been 7.0%, 7.5%, and 7.7% for the years ended December 31, 2002, 2001, and 2000, respectively.

Comparison of 2001 to 2000

Of the increase in total revenues in 2001 of $2.8 million, $1.5 million is attributable to increased earnings from non-consolidated entities established in 1999. The remaining revenue growth in 2001 was primarily attributable to increased rental revenues from the purchase of Net 1 L.P. and Net 2 L.P. in November 2001 ($1.3 million). The increase in interest expense due to the growth of the Company's portfolio has been partially offset by a reduction in the weighted average interest rate from 7.79% at December 31, 1999 to 7.28% at December 31, 2001 due to debt refinancings, repayments, lower variable interest rates and lower interest rates on new debt incurred by the Company. The Company's general and administrative expenses have remained constant in 2001 in absolute dollars and decreased to 6.1% of revenue in 2001 compared to 6.2% of revenue in 2000 due to the growth of the Company's portfolio relative to these expenses. The increase in property operating expenses in 2001 relates to costs incurred relating to two properties that became vacant in 2001, which resulted in the Company incurring property level operating expenses which normally are the responsibility of the tenant, and a third property in which the Company has a level of expense responsibility. Debt satisfaction charges increased $4.0 million due to the timing of debt retirements. Net income decreased in 2001 due to the impact of items discussed above offset by a $3.0 million reduction in gains on sales of properties.

The Company's non-consolidated entities had aggregate net income of $10.2 million in 2001 and $4.8 million in 2000. The increase in net income is primarily attributable to an increase in rental income of $21.1 million in 2001 attributable to acquisition of properties and expansion of an existing property. Advisory fee income, which includes acquisition and asset management fees, decreased by $0.5 million in 2001 due to the reduction in the amount of acquisitions made by LAC in 2001 compared to 2000 which was partially offset by acquisitions made by the private investment fund client in 2001. These revenue sources were partly offset by an increase in (i) interest expense of $9.0 million in 2001 due to increased acquisition leverage, (ii) depreciation expense of $4.0 million in 2001 due to more depreciable assets owned and (iii) property operating/general and administrative expenses of $2.2 million in 2001 due to an increase in the asset base and advisory accounts.

FUNDS FROM OPERATIONS

The Company believes that Funds From Operations ("FFO") enhances an investor's understanding of the Company's financial condition, results of operations and cash flows. The Company believes that FFO is an appropriate, but limited, measure of the performance of an equity REIT, and that it can be one measure of a REIT's ability to make cash distributions. FFO is defined in the October 1999 "White Paper", issued by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company included in the calculation of FFO the dilutive effect of the deemed conversion of its outstanding exchangeable notes, which were fully satisfied in 2001. FFO should not be considered an alternative to net income as an indicator of operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

The following table reflects the calculation of the Company's FFO and cash flow activities for each of the years in the three year period ended December 31, 2002 ($000):

                                                       2002          2001          2000
                                                    ----------    ----------    ----------
Net income                                          $  30,595     $  18,062     $  21,952
    Depreciation and amortization of real estate       21,480        18,312        17,513
    Minority interests' share of net income             5,627         5,215         5,772
    Gain on sale of properties                         (1,172)           --        (2,959)
    Amortization of leasing commissions                   677           769           503
    Deemed conversion of notes payable                     --         1,000         1,582
    Joint venture adjustment-depreciation               4,611         3,768         1,953
                                                    ---------     ---------     ---------
       Funds From Operations                        $  61,818     $  47,126     $  46,316
                                                    =========     =========     =========

Cash flows from operating activities                $  57,732     $  41,277     $  41,175
Cash flows used in investing activities              (106,030)      (64,321)      (38,549)
Cash flows from (used in) financing activities         46,532        32,115        (6,671)

Previously reported Funds From Operations included an add back for extraordinary items of $345 in 2002 and $3,144 in 2001.

The Company's dividend and distribution FFO payout ratio, on a per share basis, was 71.0%, 76.0% and 69.3% for the years ended December 31, 2002, 2001 and 2000 respectively.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Company's adoption of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," required the Company to reclassify to discontinued operations for all periods presented the results of the property held for sale and all properties sold subsequent to January 1, 2002. In
April 2002, the FASB issued SFAS No. 145 which rescinds SFAS No. 4 which required all gains and losses on extinguishment of debt to be classified as an extraordinary item. Accordingly, the extraordinary items previously recorded in 2002 and 2001 have been eliminated and the charges have been reflected in continuing operations. In July 2002, the FASB issued SFAS No. 146 which requires that exit or disposal costs be recorded when incurred and be measured at fair value. SFAS No. 146 is effective for an exit or disposal activity initiated after December 31, 2002. The Company does not expect that this statement will have any effect on the Company's consolidated results of operations or financial position.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires that companies that absorb the majority of another entity's expected losses, receive a majority of its expected residual returns, or both, as a result of holding variable interests, which are ownership, contractual, or other economic interests in an entity, consolidate the variable interest entity. The consolidation requirements apply to all variable interest entities created after January 31, 2003 and all other existing entities beginning July 1, 2003. The Company has not determined the impact the adoption of FIN 46 will have on its consolidated results of operations or financial position. However, it is possible that the adoption of FIN 46 will require the Company to consolidate its Florence joint venture. Financial information for this joint venture is included in footnote 5 of the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company believes that the adoption of this interpretation will not have a material effect to the Company's financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company's exposure to market risk relates to its variable rate debt. As of December 31, 2002 and 2001 the Company's variable rate indebtedness represented 15.9% and 12.7%, respectively, of total mortgages and notes payable. During 2002 and 2001, this variable rate indebtedness had a weighted average interest rate of 4.12% and 6.56%, respectively. Had the weighted average interest rate been 100 basis points higher the Company's net income would have been reduced by $0.8 million and $0.3 million in 2002 and 2001, respectively.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES
                                      INDEX

                                                                         Page
                                                                         ----
Independent Auditors' Report                                              10

Consolidated Balance Sheets as of December 31, 2002 and 2001              11

Consolidated Statements of Income
    for the years ended December 31, 2002, 2001 and 2000                  12

Consolidated Statements of Changes in Shareholders' Equity
    for the years ended December 31, 2002, 2001 and 2000                  13

Consolidated Statements of Cash Flows
    for the years ended December 31, 2002, 2001 and 2000                  14

Notes to Consolidated Financial Statements                               15-38

Financial Statement Schedule

Schedule III - Real Estate and Accumulated Depreciation                  39-41

                          INDEPENDENT AUDITORS' REPORT

The Shareholders
Lexington Corporate Properties Trust:

We have audited the consolidated financial statements of Lexington Corporate Properties Trust and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 2 and 5 Lexington Corporate Properties Trust and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 145 relating to all gains and losses on extinguishment of debt and effective January 1, 2002, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".


                                                       /s/ KPMG LLP
                                                       ------------------

New York, New York
January 28, 2003, except as to note
19 which is as of March 15, 2003
and except as to notes 2 and 5 which
are as of September 26, 2003.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                           Consolidated Balance Sheets
                         ($000 except per share amounts)
                                  December 31,

                                                                   2002         2001
                                                                 ---------    ---------
ASSETS

Real estate, at cost
    Buildings and building improvements                          $ 770,375    $ 702,494
    Land and land estates                                          131,496      116,795
    Land improvements                                                3,154        3,154
    Fixtures and equipment                                           8,345        8,345
                                                                 ---------    ---------
                                                                   913,370      830,788
    Less: accumulated depreciation                                 134,220      116,741
                                                                 ---------    ---------
                                                                   779,150      714,047
Investment in and advances to non-consolidated entities             54,261       48,764
Cash and cash equivalents                                           12,097       13,863
Deferred expenses (net of accumulated amortization
     of $6,269 in 2002 and $4,411 in 2001)                           8,168        8,875
Rent receivable                                                     23,650       19,026
Other assets, net                                                   25,145       17,578
                                                                 ---------    ---------
                                                                 $ 902,471    $ 822,153
                                                                 =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable                                      $ 460,517    $ 445,771
Credit facility borrowings                                          31,000       10,000
Origination fees payable, including accrued interest                 6,565        6,636
Accounts payable and other liabilities                               8,003        5,489
Accrued interest payable                                             2,755        1,507
                                                                 ---------    ---------
                                                                   508,840      469,403
Minority interests                                                  56,846       57,859
                                                                 ---------    ---------
                                                                   565,686      527,262
                                                                 ---------    ---------
Commitments and contingencies (notes 7, 9 and 13)

Preferred shares, par value $0.0001 per share; authorized
    10,000,000 shares.  Class A Senior Cumulative
    Convertible Preferred, liquidation preference $25,000,
    2,000,000 shares issued and outstanding in 2001                     --       24,369
                                                                 ---------    ---------
Common shares, par value $0.0001 per share; 287,888 shares
    issued and outstanding, liquidation preference $3,886            3,809        3,809
                                                                 ---------    ---------

Shareholders' equity:
    Common shares, par value $0.0001 per share, authorized
         80,000,000 shares, 29,742,160 and 24,219,409 shares
         issued and outstanding in 2002 and 2001, respectively           3            2
    Additional paid-in-capital                                     414,989      342,161
    Deferred compensation, net                                      (1,766)      (1,641)
    Accumulated distributions in excess of net income              (77,777)     (71,836)
                                                                 ---------    ---------
                                                                   335,449      268,686
    Less: notes receivable from officers/shareholders               (2,473)      (1,973)
                                                                 ---------    ---------
                    Total shareholders' equity                     332,976      266,713
                                                                 ---------    ---------
                                                                 $ 902,471    $ 822,153
                                                                 =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                        Consolidated Statements of Income
                         ($000 except per share amounts)
                            Years ended December 31,

                                                        2002          2001           2000
                                                     -----------   -----------   -----------
Revenues:
Rental                                               $    92,666   $    77,022   $    75,508
Equity in earnings of non-consolidated entities            5,079         3,328         1,851
Interest and other                                         1,648         1,132         1,330
                                                     -----------   -----------   -----------
                                                          99,393        81,482        78,689
                                                     -----------   -----------   -----------
Expenses:
Interest expense                                          33,523        29,623        29,266
Debt satisfaction charges                                    397         3,983            --
Depreciation and amortization of real estate              21,211        17,722        17,160
Amortization of deferred expenses                          1,893         1,638         1,494
General and administrative expenses                        5,733         4,932         4,891
Property operating expenses                                2,355         1,624         1,504
                                                     -----------   -----------   -----------
                                                          65,112        59,522        54,315
                                                     -----------   -----------   -----------
Income from continuing operations before gain
     on sale of properties and minority interests         34,281        21,960        24,374
Gain on sale of properties                                    --            --         2,959
                                                     -----------   -----------   -----------
Income from continuing operations before minority
     interests                                            34,281        21,960        27,333
Minority interests                                         5,565         4,461         5,838
                                                     -----------   -----------   -----------
Income from continuing operations                         28,716        17,499        21,495
                                                     -----------   -----------   -----------
Discontinued operations:
     Income from discontinued operations                     823           563           457
     Gains on sales of properties                          1,056            --            --
                                                     -----------   -----------   -----------
     Total income from discontinued operations             1,879           563           457
                                                     -----------   -----------   -----------
          Net income                                 $    30,595   $    18,062   $    21,952
                                                     ===========   ===========   ===========

Income per common share - basic:
Income from continuing operations                    $      1.04   $      0.76   $      1.12
Income from discontinued operations                         0.07          0.03          0.03
                                                     -----------   -----------   -----------
Net income                                           $      1.11   $      0.79   $      1.15
                                                     ===========   ===========   ===========

Weighted average common shares outstanding            27,026,789    19,522,323    16,900,039
                                                     ===========   ===========   ===========

Income per common share - diluted:
Income from continuing operations                    $      1.02   $      0.74   $      1.08
Income from discontinued operations                         0.07          0.03          0.02
                                                     -----------   -----------   -----------
Net income                                           $      1.09   $      0.77   $      1.10
                                                     ===========   ===========   ===========

Weighted average diluted common shares outstanding    27,326,891    19,862,880    24,714,219
                                                     ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

           Consolidated Statements of Changes in Shareholders' Equity
                         ($000 except per share amounts)
                            Years ended December 31,

                                                                                           Accumulated     Notes
                                                                 Additional   Deferred    Distributions  Receivable       Total
                                          Number of               Paid-in   Compensation, In Excess of    Officers /   Shareholders'
                                           Shares      Amount     Capital        net       Net Income    Shareholders     Equity
                                         ----------    ------    ---------  ------------  -------------  ------------  ------------
Balance at December 31, 1999             16,905,285    $    2    $ 240,339   $     (701)    $ (60,852)   $   (1,991)   $  176,797

Net income                                       --        --           --           --        21,952            --        21,952
Dividends paid to common share-
  holders ($1.22 per share)                      --        --           --           --       (20,765)           --       (20,765)
Dividends paid to preferred share-
  holders ($1.281 per share)                     --        --           --           --        (2,562)           --        (2,562)
Common shares issued, net                   353,494        --        3,866         (664)           --            --         3,202
Amortization of deferred compensation            --                                 346            --            --           346
Common shares repurchased and retired      (395,385)       --       (4,093)          --            --            --        (4,093)
Repayments on notes                              --        --           --           --            --             8             8
                                         ----------    ------    ---------   ----------     ---------    ----------    ----------
Balance at December 31, 2000             16,863,394         2      240,112       (1,019)      (62,227)       (1,983)      174,885

Net income                                       --                     --           --        18,062            --        18,062
Dividends paid to common share-
  holders ($1.27 per share)                      --        --           --           --       (25,004)           --       (25,004)
Dividends paid to preferred share-
  holders ($1.3335 per share)                    --        --           --           --        (2,667)           --        (2,667)
Common shares issued, net                 7,368,015        --      102,206       (1,181)           --            --       101,025
Amortization of deferred compensation            --        --           --          559            --            --           559
Common shares repurchased and  retired      (12,000)       --         (157)          --            --            --          (157)
Repayments on notes                              --        --           --           --            --            10            10
                                         ----------    ------    ---------   ----------     ---------    ----------    ----------
Balance at December 31, 2001             24,219,409         2      342,161       (1,641)      (71,836)       (1,973)      266,713

Net income                                       --        --           --           --        30,595            --        30,595
Dividends paid to common share-
  holders ($1.32 per share)                      --        --           --           --       (35,843)           --       (35,843)
Dividends paid to preferred share-
  holders ($0.3465 per share)                    --        --           --           --          (693)           --          (693)
Conversion of preferred shares            2,000,000        --       24,369           --            --            --        24,369
Common shares issued, net                 3,522,751         1       48,459         (860)           --          (500)       47,100
Amortization of deferred compensation            --        --           --          735            --            --           735
                                         ----------    ------    ---------   ----------     ---------    ----------    ----------
Balance at December 31, 2002             29,742,160    $    3    $ 414,989   $   (1,766)    $ (77,777)   $   (2,473)   $  332,976
                                         ==========    ======    =========   ==========     =========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                     ($000)
                            Years ended December 31,

                                                                   2002               2001           2000
                                                               ------------       -----------     -----------
Cash flows from operating activities:
   Net income                                                  $     30,595       $    18,062     $    21,952
   Adjustments to reconcile net income to net cash
      provided by operating activities, net of effects
      from acquisitions:
         Depreciation and amortization                               23,375            19,952          19,010
         Minority interests                                           5,708             4,534           6,015
         Gain on sale of properties                                  (1,056)               --          (2,959)
         Straight-line rents                                         (2,426)           (2,755)         (2,804)
         Other non-cash charges                                       1,016             1,508             714
         Equity in earnings of non-consolidated entities             (5,079)           (3,328)         (1,851)
         Distributions from non-consolidated entities                 5,704             4,593           1,092
         Increase (decrease) in accounts
                payable and other liabilities                           539            (2,140)            310
         Other adjustments, net                                        (644)              851            (304)
                                                               ------------       -----------     -----------
                   Net cash provided by operating activities         57,732            41,277          41,175
                                                               ------------       -----------     -----------
Cash flows from investing activities:
   Net proceeds from sale of properties                              20,756             4,107          19,402
   Acquisition of the Net Partnerships, net of debt assumed
         and $3,777 in cash                                              --           (27,835)             --
   Investments in real estate                                      (114,272)          (19,363)        (27,116)
   Investments in non-consolidated entities                          (5,539)           (5,620)        (26,247)
   Advances to non-consolidated entities                             (2,158)           (4,195)         (4,588)
   Investment in and advances to the Net Partnerships                    --           (10,979)             --
   Real estate deposits                                              (4,817)             (436)             --
                                                               ------------       -----------     -----------
                   Net cash used in investing activities           (106,030)          (64,321)        (38,549)
                                                               ------------       -----------     -----------
Cash flows from financing activities:
   Proceeds of mortgages and notes payable                           49,165           100,194          84,340
   Change in credit facility borrowing, net                          21,000           (31,821)        (29,100)
   Dividends to common and preferred shareholders                   (36,536)          (27,671)        (23,327)
   Dividend reinvestment plan proceeds                                4,870             2,507           1,391
   Principal payments on debt, excluding normal
        amortization                                                (10,049)          (48,611)        (15,066)
   Principal amortization payments                                  (14,091)          (12,354)        (11,646)
   Origination fee amortization payments                               (372)             (372)           (372)
   Common shares issued, net of offering costs                       41,595            61,021              11
   Cash distributions to minority interests                          (6,304)           (6,236)         (6,323)
   Change in escrow deposits                                         (1,396)           (1,002)          1,596
   Increase in deferred expenses                                     (1,350)           (3,203)         (4,090)
   Common shares/partnership units repurchased                           --              (348)         (4,093)
   Other                                                                 --                11               8
                                                               ------------       -----------     -----------
                   Net cash provided by (used in)
                         financing activities                        46,532            32,115          (6,671)
                                                               ------------       -----------     -----------
Change in cash and cash equivalents                                  (1,766)            9,071          (4,045)
Cash and cash equivalents, beginning of year                         13,863             4,792           8,837
                                                               ------------       -----------     -----------
Cash and cash equivalents, end of year                         $     12,097       $    13,863     $     4,792
                                                               ============       ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(1)      THE COMPANY

         Lexington Corporate Properties Trust (the "Company") is a self-managed and self-administered Maryland statutory real estate investment trust ("REIT") that acquires, owns, and manages a geographically diversified portfolio of net leased office, industrial and retail properties and provides investment advisory and asset management services to institutional investors in the net lease area. As of December 31, 2002 the Company owned or had interests in 103 properties in 30 states and Canada. The real properties owned by the Company are generally subject to triple net leases to corporate tenants, however four provide for operating expense stops, one is subject to a modified gross lease and one requires the Company to be responsible for real estate taxes in 2003 and for the tenant to be responsible thereafter.

         The Company's Board of Trustees authorized the Company to repurchase, from time to time, up to 2.0 million common shares and/or operating partnership units, depending on market conditions and other factors. As of December 31, 2002, the Company repurchased approximately 1.4 million common shares/partnership units at an average price of approximately $10.55 per common share/ partnership unit. No shares or units were repurchased in 2002.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation and Consolidation. The Company's consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Company and its controlled subsidiaries, including Lepercq Corporate Income Fund L.P. ("LCIF"), Lepercq Corporate Income Fund II L.P. ("LCIF II") and Net 3 Acquisition L.P. ("Net 3"). The Company is the sole general partner and majority limited partner of LCIF, LCIF II and Net 3.

         Real Estate. Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or change in circumstance that indicates that an impairment in the value of a property has occurred, the Company's policy is to assess any impairment in value by making a comparison of the current and projected operating cash flows of each such property over its remaining useful life, on an undiscounted basis, to the carrying amount of the property. If such carrying amounts are in excess of the estimated projected operating cash flows of the property, the Company would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to its estimated fair market value.

         For acquisitions that are consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, ("SFAS No. 141") "Business Combinations," the fair value of the real estate acquired must be allocated among building, land, tenant improvements, the origination value of leases and the fair value (or negative value) of above or below market leases. The Company adopted the provisions of SFAS No.141 and determined that the purchase price to be allocated to origination value of leases and the fair value of above or below market leases were immaterial.

         Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Company generally depreciates buildings and building improvements over periods not exceeding 40 years, land improvements over a 20-year period, and fixtures and equipment over a 12-year period.

         Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.

         Investments in non-consolidated entities. The Company accounts for its investments in less than 50% owned entities and Lexington Realty Advisors, Inc. ("LRA") under the equity method since it has influence over, but does not control such entities. Effective January 1, 2003 the Company

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         converted its non-voting interest in LRA to a 99% voting interest and accordingly, effective this date, LRA will be consolidated.

         Revenue. The Company recognizes revenue in accordance with SFAS No. 13. SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rationale basis is more representative of the time pattern in which the use benefit is derived from the leased property. The Company's rent receivable primarily represents the amount of the excess of rental revenues recognized over the annual rents collectible under the leases. The Company recognizes percentage rent revenue when the cash is received from the tenant unless it is a fixed amount in which case the Company recognizes it ratably over the accounting period.

         Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66 "Accounting for Sales of Real Estate." The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.

         Deferred Expenses. Deferred expenses consist primarily of debt placement, mortgage loan and other loan fees, and are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments.

         Tax Status. The Company has made an election to qualify, and believes it is operating so as to qualify, as a real estate investment trust under the Internal Revenue Code. A real estate investment trust is generally not subject to Federal income tax on that portion of its real estate investment trust taxable income which is distributed to its shareholders, provided that at least 90% of taxable income is distributed. As distributions have equaled or exceeded taxable income, no provision for Federal income taxes has been made. State and local income taxes, which are not significant, have been provided for those states and localities in which the Company operates and is subject to an income tax. LRA has elected to be treated as a taxable reit subsidiary.

         A summary of the average taxable nature of the Company's dividends for each of the years in the three year period ended December 31, 2002 is as follows:

                                              2002         2001         2000
                                            --------     --------     --------
Total dividends per share                   $   1.32     $   1.27     $   1.22
                                            ========     ========     ========

Ordinary income                                77.89%       95.46%       87.78%
Short-term capital gain                         2.27           --           --
20% rate gain                                   4.12           --         8.48
25% rate gain                                   5.65           --         3.74
Percent non-taxable as return of capital       10.07         4.54           --
                                            --------     --------     --------
                                              100.00%      100.00%      100.00%
                                            ========     ========     ========

         Earnings Per Share. Basic net income per share is computed by dividing net income reduced by preferred dividends by the weighted average number of common shares outstanding during the period. Diluted net income per share amounts are similarly computed but include the effect, when dilutive, of in-the-money common share options, preferred shares, operating partnership units and exchangeable redeemable secured notes. The Company's preferred shares are excluded from the December 31, 2002 and 2000 computations since they are anti-dilutive. The Company's preferred shares, operating partnership units and exchangeable redeemable secured notes are excluded from the 2001 computations since they are anti-dilutive. The Company's preferred shares were converted into common shares in April 2002 and the exchangeable redeemable secured notes were redeemed in July 2001.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         Cash and Cash Equivalents. The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

         Use of Estimates. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. The most significant estimates made include the recoverability of accounts receivable (primarily related to straight-line rents), the useful lives of real estate and the allocation of purchase price to individual properties purchased in a portfolio. Actual results could differ from those estimates.

         Recently Issued Accounting Standards. SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale and provides implementation guidance with respect to accounting for impairment of long-lived assets. Also, SFAS No. 144 requires that discontinued operations be measured at the lower of carrying amount or fair value less cost to sell, similar to the basis used for other long-lived assets. Additionally, future operating losses of discontinued operations are no longer recognized before they occur. Under SFAS No. 144, the properties sold by the Company to third parties are considered to be discontinued operations. However, properties contributed to entities in which the Company maintains an ownership interest are not considered to be discontinued operations under SFAS No. 144 due to the Company's continuing involvement with the property (See Note 5). In April 2002, the FASB issued SFAS No. 145 which rescinds SFAS No. 4 which required all gains and losses on extinguishment of debt to be classified as an extraordinary item. Accordingly, the extraordinary items previously recorded in 2002 and 2001 have been eliminated and the charges have been reflected in continuing operations. In July 2002, the FASB issued SFAS No. 146 which requires that exit or disposal costs be recorded when incurred and be measured at fair value. SFAS No. 146 is effective for an exit or disposal activity initiated after December 31, 2002. The Company does not expect that this statement will have any effect on the Company's consolidated results of operations or financial position.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires that companies that absorb the majority of another entity's expected losses, receive a majority of its expected residual returns, or both, as a result of holding variable interests, which are ownership, contractual, or other economic interests in an entity, consolidate the variable interest entity. The consolidation requirements apply to all variable interest entities created after January 31, 2003 and all other existing entities beginning July 1, 2003. The Company has not determined the impact the adoption of FIN 46 will have on its consolidated results of operations or financial position. However, it is possible that the adoption of FIN 46 will require the Company to consolidate its Florence joint venture. Financial information for this joint venture is included in Footnote 5.

         In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company believes that the adoption of this interpretation will not have a material effect to the Company's financial statements.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

Common Share Options. The Company has elected to adopt the disclosure only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," and accounts for its option plan under the recognition provisions of Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized with regard to options granted in the consolidated statements of income.

The per share weighted average fair value of options granted during 2002, 2001 and, 2000 were estimated to be $2.42, $2.00 and $2.02, respectively, using a Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values include: (i) a risk free interest rate of 3.32% in 2002 and 3.35% in 2001 and 5% in 2000; (ii) an expected life of five years; (iii) volatility factors of 15.11%, 15.79% and 19.20% for 2002, 2001 and 2000, respectively; and (iv) actual dividends paid.

If stock based compensation cost had been recognized based upon the fair value at the date of grant for options awarded in 2002, 2001 and 2000 the Company's pro forma net income and pro forma net income per share would have been:

                                                  2002           2001          2000
                                                  ----           ----          ----
Net income, as reported                        $  30,595       $  18,062     $  21,952
Pro forma net income                           $  29,620       $  16,653     $  20,001

Net income per share, as reported
       Basic                                   $    1.11       $    0.79     $    1.15
       Diluted                                 $    1.09       $    0.77     $    1.10
Pro forma net income per share
       Basic                                   $    1.07       $    0.72     $    1.03
       Diluted                                 $    1.06       $    0.70     $    1.02

Reclassifications. Certain amounts included in prior years' financial statements have been reclassified to conform with the current year presentation.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(3)      EARNINGS PER SHARE

         The following is a reconciliation of numerators and denominators of the basic and diluted earnings per share computations for each of the years in the three year period ended December 31, 2002:

                                                             2002            2001            2000
                                                         ------------    ------------    ------------
BASIC

Income from continuing operations                        $     28,716    $     17,499    $     21,495
Less dividends attributable to preferred shares                  (693)         (2,709)         (2,562)
                                                         ------------    ------------    ------------
Income attributed to common shareholders from
   continuing operations                                       28,023          14,790          18,933
Total income from discontinued operations                       1,879             563             457
                                                         ------------    ------------    ------------
Net income attributed to common shareholders             $     29,902    $     15,353    $     19,390
                                                         ============    ============    ============

Weighted average number of common shares outstanding       27,026,789      19,522,323      16,900,039
                                                         ============    ============    ============

Income per common share - basic:
Income from continuing operations                        $       1.04    $       0.76    $       1.12
Income from discontinued operations                              0.07            0.03            0.03
                                                         ------------    ------------    ------------
Net income                                               $       1.11    $       0.79    $       1.15
                                                         ============    ============    ============

DILUTED

Income attributed to common shareholders from
   continuing operations                                 $     28,023    $     14,790    $     18,933
Add incremental income attributed to assumed
   conversion of dilutive securities                               --              --           7,709
                                                         ------------    ------------    ------------
Income attributed to common shareholders from
   continuing operations                                       28,023          14,790          26,642
Income from discontinued operations                             1,879             563             520
                                                         ------------    ------------    ------------
Net income attributed to common shareholders             $     29,902    $     15,353    $     27,162
                                                         ============    ============    ============

Weighted average number of shares used in calculation
  of basic earnings per share                              27,026,789      19,522,323      16,900,039
Add incremental shares representing:
Shares issuable upon exercise of employee
  stock options                                               300,102         340,557         166,806
Shares issuable upon conversion of dilutive securities             --              --       7,647,374
                                                         ------------    ------------    ------------
Weighted average number of shares used in calculation
  of diluted earnings per common share                     27,326,891      19,862,880      24,714,219
                                                         ============    ============    ============

Income per common share - diluted:
Income from continuing operations                        $       1.02    $       0.74    $       1.08
Income from discontinued operations                              0.07            0.03            0.02
                                                         ------------    ------------    ------------
Net income                                               $       1.09    $       0.77    $       1.10
                                                         ============    ============    ============

                       LEXINGTON CORPORATE PROPERTIES TRUST
                         AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(4)      INVESTMENTS IN REAL ESTATE

         During 2002 and 2001 the Company made the following acquisitions, excluding acquisitions made by non-consolidated entities:

                                                                                                        Net
                                                                                                      Rentable
  Date of                                                       Acquisition    Base Rent      Lease     Square
Acquisition            Tenant                 Location              Cost      December 31,   Expires     Feet
-------------  -----------------------     ----------------     ------------  ------------   -------  ---------
2002
March 15       Apria Healthcare Group,
                 Inc.                      Lake Forest, CA        $ 16,970     $   1,791      01-12     100,012
August 27      Quest Diagnostics, Inc.     Valley Forge, PA         19,500         2,161      04-11     109,281
August 30      AdvancePCS, Inc.            Knoxville, TN             8,100           822      05-13      59,748
September 26   Anda Pharmaceuticals, Inc.  Groveport, OH            11,800         1,206      03-12     354,676
December 27    North American Van Lines    Westmont, IL             24,825         2,516      11-15     269,715
December 30    Wells Fargo Home Mortgage   Fort Mill, SC            17,933         1,868      01-13     169,083
                                                                  --------     ---------              ---------
                                                                  $ 99,128     $  10,364              1,062,515
                                                                  ========     =========              =========
2001
March 30       Kraft Foods North,
                 America, Inc.             Winchester, VA         $ 14,400     $   1,515      06-11     344,700
November 28    Bull HN Information         Phoenix, AZ              11,436         1,086      10-05     137,058
                 Systems, Inc.
November 28    Hollywood Entertainment     Wilsonville, OR          13,328         1,531      11-08     122,853
                 Corp.
November 28    Nextel Communications of    Hampton, VA              11,667         1,302      12-09     100,632
                 the Mid-Atlantic, Inc.
November 28    The Tranzonic Companies     Highland Heights, OH      6,318           762      02-09     119,641
November 28    Hewlett Packard Company     San Diego, CA             8,700           888      01-10      65,755
November 28    Cox Communication, Inc.     Tuscon, AZ                3,284           401      09-10      28,591
November 28    IKON Office Solutions       Milford, CT               2,832           337      12-04      27,360
November 28    Associated Grocers of       Ocala, FL                19,013         2,238      12-18     668,034
                 Florida, Inc.
November 28    Corporate Express Office    Henderson, NC             7,442           810      01-14     196,946
                 Products, Inc.
November 28    Stone Container Corp-       Columbia, SC              4,638           571      08-12     185,961
                 oration
November 28    Johnson Controls, Inc.      Plymouth, MI              7,663           809      12-06     134,160
November 28    The Tranzonic Companies     Tempe, AZ                 1,892           202      02-09      49,951
November 28    Ameritech Services, Inc.    Columbus, OH              1,594           255      05-05      20,000
November 28    Sam's Real Estate Business  Westland, MI              7,221           753      01-09     102,826
                 Trust
November 28    Wal-Mart Stores, Inc.       Gainesville, GA           2,631           328      01-09      89,199
November 28    Kohl's Department Stores,   Eau Claire, WI            4,302           462      01-15      76,164
                 Inc.
November 28    Wal-Mart Real Estate        Jacksonville, AL          1,959           146      01-09      56,132
                 Business Trust
November 28    Best Buy Co, Inc.           Canton, OH                4,417           465      02-18      46,350
November 28    Best Buy Co, Inc.           Spartanburg, SC           4,167           395      02-18      45,800
November 28    Bally's Health & Fitness    Phoenix, AZ               5,627           808      06-08      36,556
                 Corp.
November 28    Greyhound Lines Inc.        Stockton, CA              1,296           193      12-09      17,000
November 28    Circuit City Stores, Inc.   Lynchburg, VA               797           101      11-06       9,300

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

                                                                                                       Net
                                                                                                     Rentable
  Date of                                                       Acquisition    Base Rent     Lease    Square
Acquisition               Tenant                Location            Cost      December 31,  Expires    Feet
--------------    ---------------------        ----------       -----------   ------------ --------  --------
2001
November 28       Wal-Mart Stores, Inc.        Sumter, SC           4,107           328      01-08    103,377
December 11       Owens Corning                Hebron, OH           8,447           989      05-09    400,522
December 11       Owens Corning                Hebron, OH           5,340           648      02-10    250,410
                                                                 --------     ---------             ---------
                                                                 $164,518     $  18,323             3,435,278
                                                                 ========     =========             =========

The Company sold four properties and one building in the Palm Beach Gardens, Florida property in 2002, one property in 2001 and three properties in 2000 for aggregate selling prices of $16,342, $4,107 and $19,600, respectively, which resulted in gains in 2002, 2001 and 2000 of $ 1,172, $0 and $2,959, respectively. In addition, the Company sold a 77.3% interest in a property (along with the related non-recourse mortgage) in Florence, South Carolina for net proceeds of $4,414 and deferred a $671 gain on sale since the purchasers can put their interests in the property to the Company for a six month period commencing January 2004 for $4,581. In addition, in 2001 and 2000 the Company contributed the Winchester, Virginia and Herndon, Virginia properties (along with non-recourse mortgage notes), respectively to Lexington Acquiport Company, LLC for capital contributions of $1,168 and $2,393, respectively.

During 2002, the Company expanded its property in Lancaster, California net leased to Michaels Stores, Inc. The expansion, which cost $15,200, is leased to the tenant through September 2019 at annual rent of $1,808. In connection with the expansion, the initial lease term was also extended to September 2019.

The Company has not presented pro forma information for 2002 because the acquisitions and dispositions are not significant individually or in the aggregate. The following unaudited pro forma operating information for the year ended December 31, 2001 has been prepared as if all Company acquisitions and dispositions (including non-consolidated entities) in 2001 had been consummated as of January 1, 2001. The information does not purport to be indicative of what the operating results of the Company would have been had the acquisitions and dispositions been consummated on January 1, 2001. Unaudited pro forma amounts are as follows:

                                                  December 31, 2001
                                                  -----------------
Revenues                                             $     95,710
Net income                                           $     22,563

Net income per common share:
    Basic                                            $       0.92
    Diluted                                          $       0.91

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(5)      DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 established criteria beyond that previously specified in Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), to determine when a long-lived assets is classified as held for sale, and it provides a single accounting model for the disposal of long-lived assets. SFAS 144 was effective beginning January 1, 2002. In accordance with SFAS 144, the Company now reports as discontinued operations assets held for sale (as defined by SFAS 144) as of the end of the current period and assets sold subsequent to January 1, 2002. All results of these discontinued operations, are included in a separate component of income on the Consolidated Statements of Income under discontinued operations. This change has resulted in certain reclassifications of 2002, 2001 and 2000 financial statement amounts.

         The following represents the operating results for the properties sold in 2002 (see Note 4) and 2003 (Bakersfield, California; Tempe, Arizona and Jacksonville, Alabama - held for sale) for the applicable periods:

                                                               Year ended December 31,
                                                          2002            2001          2000
                                                          ----            ----          ----
Revenues                                              $     1,226      $   1,380     $    1,316
Pre-tax income, including gains on sales              $     1,879      $     563     $      457

(6)      INVESTMENT IN NON-CONSOLIDATED ENTITIES

         The Company has investments in various real estate joint ventures. The business of each joint venture is to acquire, finance, hold for investment or sell single tenant net leased real estate.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

Lexington Acquiport Company, LLC

Lexington Acquiport Company, LLC ("LAC"), is a joint venture with the Comptroller of the State of New York as Trustee for the Common Retirement Fund ("CRF"). The joint venture agreement expires December 2011. The Company and CRF originally committed to contribute up to $50,000 and $100,000, respectively, to invest in high quality office and industrial net leased real estate. Through December 31, 2002 total contributions were $127,623. LRA earns annual management fees of 2% of rent collected and acquisition fees equaling 75 basis points of purchase price of each property investment. All allocations of profit, loss and cash flows are made one-third to the Company and two-thirds to CRF.

During 2001, the Company and CRF announced the formation of Lexington Acquiport Company II, LLC ("LAC II"). The Company and CRF have committed an additional $50,000 and $150,000, respectively. In addition to the fees LRA currently earns on acquisitions and asset management, LRA will also earn 50 basis points on all mortgage debt directly placed. All allocations of profit, loss and cash flows from all properties acquired by this joint venture will be allocated 25% to the Company and 75% to CRF. There have been no investments made under this program.

CRF can presently elect to put their equity position in LAC to the Company. The Company has the option of issuing common shares for the fair market value of CRF's equity position (as defined) or cash for 110% of the fair market value of CRF's equity position. The per common share value of shares issued for CRF's equity position will be the greater of (i) the price of the Company's common shares on the closing date (ii) the Company's funds from operations per share (as defined) multiplied by 8.5 or (iii) $13.40 for LAC properties (all properties that are currently owned) and $15.20 for LAC II properties purchased. The Company has the right not to accept any property (thereby reducing the fair market value of CRF's equity position) that does not meet certain underwriting criteria (e.g. lease term and tenant credit). In addition, the operating agreement contains a mutual buy-sell provision in which either partner can force the sale of any property.

During 2002, 2001 and 2000, LAC made the following investments:

                                                                                                     Net Rentable
  Date of                                                        Acquisition   Base Rent     Lease      Square
Acquisition               Tenant                    Location         Cost     December 31,  Expires      Feet
----------------------------------------------------------------------------- -----------------------------------
2002
August 5      TNT Logistics North America, Inc.  Laurens, SC     $   27,100   $   3,227      08-12    1,164,000
August 5      TNT Logistics North America, Inc.  Temperance, MI      18,186       2,161      08-12      752,000
                                                                 ----------   ---------               ---------
                                                                 $   45,286   $   5,388               1,916,000
                                                                 ==========   =========               =========

2001
May 6         Kraft Foods North America, Inc.    Winchester, VA  $   14,400   $   1,515      05-11      344,700
                                                                 ==========   =========               =========

2000
January 20    Structural Dynamics Research       Milford, OH     $   26,900   $   2,790      04-11      212,836
              Corporation
March 29      Bank One Indiana, N.A.             Fishers, IN         24,500       3,287      10-09      193,000
April 17      NEC America, Inc.                  Herndon, VA         19,087       2,025      08-09      108,000
September 6   True North Communications, Inc.    Irving, TX          41,850       4,250      01-10      247,254
September 28  First USA Management Services,     Lake Mary, FL       41,700       5,741      09-09      251,075
              Inc.
December 27   Aventis Pharmaceuticals, Inc.      Parsippany, NJ      81,000       8,487      01-10      340,240
                                                                 ----------   ---------               ---------
                                                                 $  235,037   $  26,580               1,352,405
                                                                 ==========   =========               =========

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

In 1999, LAC also made an $11,009 investment in a participating note receivable, which has a stated interest rate of 6.9% and a 50% interest in the property cash flows from the entity that owns the Houston, Texas property.

Summarized balance sheet data as of December 31, 2002 and 2001 and income statement data for the years ended December 31, 2002, 2001 and 2000 is as follows:

                              2002        2001
                           ----------  ----------
Real estate, net           $  286,311  $  245,537
Note receivable                11,009      11,009
Cash and cash equivalents       3,989       3,623
Other assets                    6,580       5,147
                           ----------  ----------
                           $  307,889  $  265,316
                           ==========  ==========
Mortgages payable          $  180,223  $  151,697
Other liabilities               1,934       1,351
Equity                        125,732     112,268
                           ----------  ----------
                           $  307,889  $  265,316
                           ==========  ==========

                                2002        2001        2000
                             ----------  ----------  ----------
Revenues                     $  31,228   $  28,661   $  10,525
Interest expense               (12,628)    (11,910)     (4,327)
Depreciation of real estate     (5,408)     (4,932)     (1,765)
Other                           (2,925)     (3,147)     (1,222)
                             ---------   ---------   ---------
       Net income            $  10,267   $   8,672   $   3,211
                             =========   =========   =========

As of December 31, 2002, the LAC properties are 100% leased and have scheduled lease expiration dates ranging from 2009 to 2012.

Minimum future rental receipts under non-cancelable tenant operating leases, assuming no new or negotiated leases, for the next five years and thereafter are as follows:

Year ending
December 31,
------------
2003          $   31,688
2004              32,010
2005              34,005
2006              34,493
2007              34,760
Thereafter        89,909
              ----------
              $  256,865
              ==========

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

The mortgages payable bear interest at rates ranging from 6.00% to 8.19% and mature at various dates ranging from 2010 to 2012. Scheduled principal amortization and balloon payments for the mortgages for the next five years and thereafter are as follows:

Year ending    Scheduled     Balloon
December 31,  Amortization   Payments    Total
------------  ------------  ---------  ---------
2003           $   2,218    $      --  $   2,218
2004               2,401           --      2,401
2005               2,643           --      2,643
2006               2,866           --      2,866
2007               3,123           --      3,123
Thereafter        12,761      154,211    166,972
               ---------    ---------  ---------
               $  26,012    $ 154,211  $ 180,223
               =========    =========  =========

Lexington Columbia LLC

Lexington Columbia LLC ("Columbia") is a joint venture established December 30, 1999 with a private investor. Its sole purpose is to own a property in Columbia, South Carolina net leased to Blue Cross Blue Shield of South Carolina through September 2009. The purchase price of the property was approximately $42,500 and was partially funded through a 10 year, $25,300 non-recourse mortgage note bearing interest at 7.85%. In accordance with the operating agreement, net cash flows, as defined, will be allocated 40% to the Company and 60% to the partner until both parties have received a 12.5% return on capital. Thereafter cash flows will be distributed 60% to the Company and 40% to the partner.

During 2001, Columbia expanded the property by 107,894 square feet bringing the total square feet of the property to 456,304. The $10,900 expansion was funded 40% by the Company and 60% by the partner. The tenant has leased the expansion through September 2009 at an average additional annual rent of $2,000. Cash flows from the expansion will be distributed 40% to the Company and 60% to the partner.

LRA earns annual asset management fees of 2% of rents collected.

Summarized financial information for the underlying property investment as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is as follows:

                    2002      2001
                  --------  --------
Real estate, net  $ 48,454  $ 50,442
Other assets         2,438     1,529
                  --------  --------
                  $ 50,892  $ 51,971
                  ========  ========
Mortgage payable  $ 24,653  $ 24,863
Accrued interest       167        --
Equity              26,072    27,108
                  --------  --------
                  $ 50,892  $ 51,971
                  ========  ========

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

                     2002       2001        2000
                  ---------  ----------  ----------
Rental income     $  6,930   $   5,412   $   4,906
Interest expense    (1,970)     (1,851)     (2,009)
Depreciation        (1,988)     (1,664)     (1,624)
Other                 (196)       (133)       (143)
                  --------   ---------   ---------
      Net income  $  2,776   $   1,764   $   1,130
                  ========   =========   =========

Minimum future rental receipts under the non-cancelable operating lease, assuming no new or renegotiated lease, for the next five years and thereafter is as follows:

Year ending
December 31,
------------
2003         $  6,415
2004            6,655
2005            7,377
2006            7,377
2007            7,377
Thereafter     12,908
             --------
             $ 48,109
             ========

Scheduled principal amortization and balloon payment for the mortgage for the next five years and thereafter is as follows:

Year ending    Scheduled    Balloon
December 31,  Amortization  Payment     Total
------------  ------------  --------  --------
2003            $    243    $     --  $    243
2004                 257          --       257
2005                 284          --       284
2006                 307          --       307
2007                 332          --       332
Thereafter           644      22,586    23,230
                --------    --------  --------
                $  2,067    $ 22,586  $ 24,653
                ========    ========  ========

Lexington Realty Advisors, Inc.

The Company has a 99% non-voting ownership interest in LRA, which provides management services to institutional investors and invests directly in real estate properties. The voting common shares are held by officers of the Company and one independent third party. (See Footnote 1)

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

Summarized balance sheet data as of December 31, 2002 and 2001 and income statement data for the years ended December 31, 2002, 2001 and 2000 is as follows:

                             2002      2001
                           --------  --------
Real estate, net           $ 41,613  $ 39,737
Cash                          1,579       806
Other assets                    403       785
                           --------  --------
                           $ 43,595  $ 41,328
                           ========  ========
Mortgages payable          $ 30,028  $ 30,480
Advances from the Company    12,167    10,009
Other liabilities               651       598
Equity                          749       241
                           --------  --------
                           $ 43,595  $ 41,328
                           ========  ========

                        2002       2001       2000
                      --------   --------   --------
Rental income         $  4,499   $  2,558   $     --
Advisory fees            1,417      1,125      1,619
Other income                 6         14         70
                      --------   --------   --------
                         5,922      3,697      1,689
                      --------   --------   --------
Interest expense        (2,582)    (1,574)       (19)
Operating expenses      (1,716)    (1,555)    (1,104)
Depreciation expense    (1,116)      (760)        --
Other                       --         --       (136)
                      --------   --------   --------
                        (5,414)    (3,889)    (1,259)
                      --------   --------   --------
Net income (loss)     $    508   $   (192)  $    430
                      ========   ========   ========

Included in operating expenses for the years ended December 31, 2002, 2001 and 2000 are personnel costs reimbursable to the Company of $1,189, $1,008 and $1,104 respectively.

During 2002 and 2001 LRA made the following acquisitions:

                                                                                                Net
                                                                                              Rentable
  Date of                                                 Acquisition   Base Rent     Lease    Square
Acquisition           Tenant                 Location         Cost     December 31,  Expires    Feet
--------------------------------------------------------- --------------------------------------------
2002
August 5     TNT Canada, Inc.            Alberta, Canada   $   2,896    $     331     08-12    122,876
                                                           =========    =========              =======

2001
January 15   Owens Corning, Inc.         Chester, SC       $  15,401    $   1,619     12-20    193,891
December 27  Harbor Freight Tools, Inc.  Dillon, SC           16,113        1,812     12-16    474,473
                                                           ---------    ---------              -------
                                                           $  31,514    $   3,431              668,364
                                                           =========    =========              =======

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         Minimum future rental receipts under non-cancelable tenant operating leases, assuming no new or negotiated leases, for the next five years and thereafter are as follows:

Year ending
December 31,
------------
2003                     $  4,513
2004                        4,513
2005                        4,513
2006                        4,524
2007                        4,677
Thereafter                 47,517
                         --------
                         $ 70,257
                         ========

         Scheduled principal amortization and balloon payments for the mortgages for the next five years and thereafter are as follows:

Year ending       Scheduled       Balloon
December 31,     Amortization     Payments        Total
------------     ------------    ----------     ---------
2003             $   636         $       --     $     636
2004                 594             10,474        11,068
2005                 452                 --           452
2006                 491                 --           491
2007                 532                 --           532
Thereafter         6,998              9,851        16,849
                 -------         ----------     ---------
                 $ 9,703         $   20,325     $  30,028
                 =======         ==========     =========

         Lexington Florence LLC

         Lexington Florence LLC ("Florence") is a joint venture established in January 2002 with unaffiliated investors. Its sole purpose is to own a property in Florence, South Carolina net leased to Washington Mutual Home Loans, Inc. through June 2008. The property is encumbered by a non- recourse mortgage bearing interest at 7.50% per annum which matures February 2009. The Company sold a 77.3% interest in Florence to the unaffiliated investors for $4,581. The investors have the right to put their interests in Florence to the Company for units in LCIF (valued at $4,581). The number of units issued will have a minimum price of $13.92 and a maximum price of $15.82.

         The put is effective January 2004 and expires June 2004.

         LRA earns annual asset management fees of 3.5% of rents collected.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         Summarized financial information for the underlying property investment as of December 31, 2002 and for the period January 25, 2002 (date of inception) to December 31, 2002 is as follows:

Real estate, net                        $  15,544
Other assets                                  656
                                        ---------
                                        $  16,200
                                        =========
Mortgage payable                        $   9,544
Other liabilities                             163
Equity                                      6,493
                                        ---------
                                        $  16,200
                                        =========
Rental income                           $   1,576
Interest expense                             (676)
Depreciation                                 (304)
Other                                         (46)
                                        ---------
      Net income                        $     550
                                        =========

         Minimum future rental receipts under the non-cancelable operating lease, assuming no new or renegotiated lease, for the next five years and thereafter is as follows:

Year ending
December 31,
------------
2003                                   $ 1,635
2004                                     1,750
2005                                     1,750
2006                                     1,750
2007                                     1,750
Thereafter                                 875
                                       -------
                                       $ 9,510
                                       =======

         Scheduled principal amortization and balloon payment for the mortgage for the next five years and thereafter is as follows:

Year ending                Scheduled            Balloon
December 31,              Amortization          Payment               Total
------------              ------------          -------              -------
2003                      $   149               $    --              $   149
2004                          158                    --                  158
2005                          173                    --                  173
2006                          186                    --                  186
2007                          201                    --                  201
Thereafter                    234                 8,443                8,677
                          -------               -------              -------
                          $ 1,101               $ 8,443              $ 9,544
                          =======               =======              =======

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(7)      MORTGAGES AND NOTES PAYABLE

         The following table sets forth certain information regarding the Company's mortgage and notes payable as of December 31, 2002 and 2001:

                                                                                                            2003
                                                                                                         Estimated
                                                                                                           Annual
                                                                                                            Debt        Balloon
Property Level Debt - Fixed Rate           2002           2001         Interest Rate        Maturity      Service       Payment
--------------------------------      -----------     -----------      -------------        --------    ----------    ----------
Gainesville, GA                       $       219     $       396            13.000%        01-01-04    $      219    $       --
Oxon Hill, MD                                 457             825             6.250%        03-01-04           381            --
REMIC Financing (b)                        63,054          64,205             8.150%        05-25-05         6,353        60,001
Salt Lake City, UT                          5,145           6,759             7.870%        10-01-05         2,099            --
Bethesda, MD                                1,955           2,456             9.250%        05-01-06           669            --
Warren, OH                                 25,615          29,763             7.000%        10-01-07         6,160            --
Bristol, PA                                 9,833           9,916             7.400%        02-01-08           831         9,262
Decatur, GA                                 6,830           6,936             6.720%        06-01-08           579         6,049
Phoenix, AZ                                14,553          14,805             7.890%        06-05-08         1,434        12,591
Palm Beach Gardens, FL                     11,509          13,288             7.010%        06-15-08           970        10,418
Canton, OH                                  3,395           3,459             7.150%        08-11-08           313         2,936
Spartanburg, SC                             2,819           2,873             7.150%        08-11-08           260         2,438
Hebron, KY                                  5,414           5,479             7.000%        10-23-08           451         4,935
Gainesville, GA (f)                           837             777             7.500%        01-01-09            --            --
Ocala, FL                                  13,429          13,746             7.250%        02-01-09         1,332        10,700
Canton, OH                                  1,823           2,010             9.490%        02-28-09           388            --
Baton Rouge, LA                             1,969           2,025             7.375%        03-01-09           208         1,470
Bristol, PA                                 6,190           6,298             7.250%        04-01-09           571         5,228
Livonia, MI (2 properties)                 11,133          11,240             7.800%        04-01-09           992        10,236
Henderson, NC                               4,497           4,574             7.390%        05-01-09           417         3,854
Westland, MI                                3,320           3,611            10.500%        09-01-09           683            --
Salt Lake City, UT                         15,204          16,868             7.610%        10-01-09         2,901            --
Richmond, VA                               16,633          16,772             8.100%        02-01-10         1,511        15,257
Hampton, VA                                 4,512           4,545             8.260%        04-01-10           415         4,144
Hampton, VA                                 7,357           7,415             8.270%        04-01-10           677         6,758
Tampa, FL (Queen Palm Dr.)                  6,096           6,150             6.880%        08-01-10           485         5,495
Tampa, FL (North 30th)                      8,427           8,500             6.930%        08-01-10           674         7,603
Herndon, VA                                18,964          19,107             8.180%        12-05-10         1,723        17,301
San Diego, CA                               4,347           4,422             7.500%        01-01-11           411         3,420
Tuscon, AZ                                  2,483           2,519             7.500%        01-01-11           226         2,076
Columbia, SC                                3,472           3,522             7.540%        01-01-11           317         2,905
Valley Forge, PA                           13,306              --             7.120%        02-10-11         1,166        10,927
Glendale, AZ                               14,930          15,054             7.400%        04-01-11         1,258        13,365
Auburn Hills, MI                            7,325           7,444             7.010%        06-01-11           637         5,918
Plymouth, MI                                4,866           4,932             7.960%        07-01-11           463         3,949
New Kingston, PA                            7,364           7,450             7.790%        01-01-12           678         6,101
Mechanicsburg, PA                           5,437           5,500             7.780%        01-01-12           500         4,503
New Kingston, PA                            3,509           3,550             7.780%        01-01-12           323         2,906
Lake Forest, CA                            10,939              --             7.260%        02-01-12           901         9,708
Groveport, OH (g)                           7,800              --             6.030%        10-01-12           477         6,860
Dallas, TX                                 21,785          22,128             7.490%        12-31-12         2,020        16,030
Fort Mill, SC                              11,657              --             6.000%        01-01-13           839         9,904
Lancaster, CA                              10,761          10,881             7.020%        09-01-13           900         8,637
Knoxville, TN (h)                           5,330              --             5.950%        09-01-13           356         4,488
Eau Claire, WI                              2,360           2,470             8.000%        07-01-14           313            --
Franklin, NC                                2,053           2,111             8.500%        04-01-15           263            --
Southborough, MA                            2,251           2,345             7.500%        09-01-15           275            --
Phoenix, AZ (k)                                --           5,154             8.120%              --            --            --
Phoenix, AZ (k)                                --           3,488             7.500%              --            --            --

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

                                                                                                         2003
                                                                                                       Estimated
                                                                                                         Annual
                                                                                                          Debt        Balloon
Property Level Debt - Fixed Rate           2002            2001         Interest Rate     Maturity      Service       Payment
-------------------------------------   ---------       ---------     ---------------    ----------   -----------    ----------
Brownsville, TX (l)                            --             616           8.375%               --            --            --
Florence, SC (m)                               --           9,681           7.500%               --            --            --
                                        ---------       ---------           -----                        --------      --------
                                          413,164         398,065           7.534%                         46,019       308,373
                                        ---------       ---------           -----                        --------      --------

Property Level debt - Variable Rate
-----------------------------------
Milpitas, CA (a) (e)                       17,100          17,100           4.409%         07-01-04         2,299        14,356
Marlborough, MA (c)                         8,102           8,306           3.610%         08-01-05           524         7,477
Hebron, OH (d) (2 properties)               9,651           9,800           3.688%         12-05-05           542         9,080
                                        ---------       ---------           -----                        --------      --------
                                           34,853          35,206           4.024%                          3,365        30,913
                                        ---------       ---------           -----                        --------      --------

Corporate Level Debt
--------------------
Credit Facility (i)                        31,000          10,000           3.199%         03-30-04         1,005        31,000
Warren, OH (j)                             12,500          12,500           5.170%         10-01-07           655        12,500
                                        ---------       ---------           -----                        --------      --------
                                           43,500          22,500           3.765%                          1,660        43,500
                                        ---------       ---------           -----                        --------      --------

Total                                   $ 491,517       $ 455,771           6.952%                       $ 51,044      $ 382,786
                                        =========       =========           =====                        ========      =========

(a) Floating rate debt, 30 day LIBOR plus 297 bps.

(b) The REMIC Financing is secured by mortgages on 17 properties.

(c) Floating rate debt, 90 day LIBOR plus 190 bps.

(d) Floating rate debt, 30 day LIBOR plus 225 bps.

(e) Commencing 03/01/03 all property cash flows will be used for principal amortization.

(f) Accrual only through 01/31/04. Commencing 02/01/04 annual debt service of $218 is due.

(g) Interest only through April 2004, and $563 in annual debt service thereafter.

(h) Interest only through May 2003, and $381 in annual debt service thereafter.

(i) The Company's $60,000 unsecured revolving credit facility, which expires March 2004, bears interest at 150-250 basis points over LIBOR depending on the amount of properties the Company owns free and clear of mortgage debt and has an interest rate period of one, three or six months, at the option of the Company, which rate at December 31, 2002 was 3.20%. The credit facility is provided by Fleet Bank, NA. The credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants with which the Company is in compliance as of December 31, 2002. Approximately $24,836 was available to the Company at December 31, 2002. The Company has six outstanding letters of credit aggregating $4,164 which mature between 2003 and 2010. The Company pays an unused facility fee equal to 25 basis points of 50% or less of the facility is utilized and 15 basis points if greater than 50% of the facility is utilized.

(j) Floating rate debt, 90 day LIBOR plus 375 bps.

(k) Note was satisfied in 2002.

(l) Property was sold in 2002 and mortgage assumed.

(m) Property was sold to a joint venture in 2002 therefore is no longer consolidated.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         Scheduled principal amortization and balloon payments for mortgages and notes payable for the next five years and thereafter are as follows:

Years ending             Scheduled             Balloon
December 31,            Amortization           Payments              Total
------------           -------------          ----------           ---------
   2003                $     17,417           $       --           $  17,417
   2004                      17,709               45,356              63,065
   2005                      16,117               76,558              92,675
   2006                      14,496                   --              14,496
   2007                      15,313               12,500              27,813
Thereafter                   27,679              248,372             276,051
                       ------------           ----------           ---------
                       $    108,731           $  382,786           $ 491,517
                       ============           ==========           =========

(8)      ORIGINATION FEES PAYABLE

         In connection with certain acquisitions the Company assumed obligations ($2,178 in principal plus accrued interest) which bear interest, on the outstanding principal balances only at rates ranging from 12.3% to 19.0%. As of December 31, 2002, $3,411 in origination fees payable are owed to two executive officers of the Company.

         The scheduled payments of these obligations for the next five years and thereafter are as follows:

Years ending
December 31,            Principal             Interest              Total
------------           -----------           ----------           ---------
   2003                $        89           $      283           $     372
   2004                         98                  274                 372
   2005                        110                  262                 372
   2006                        452                  209                 661
   2007                        773                  141                 914
Thereafter                   5,043                  331               5,374
                       -----------           ----------           ---------
                       $     6,565           $    1,500           $   8,065
                       ===========           ==========           =========

(9)      LEASES

         Minimum future rental receipts under noncancellable tenant operating leases, assuming no new or negotiated leases, for the next five years and thereafter are as follows:

Year ending
December 31,
------------
   2003                   $  99,279
   2004                     101,887
   2005                     100,016
   2006                      87,839
   2007                      75,321
Thereafter                  274,879
                          ---------
                          $ 739,221
                          =========

         The Company holds various leasehold interests in properties. The ground rent on these properties are either directly paid by the tenants or reimbursed to the Company as additional rent.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         Minimum future rental payments under all noncancellable leasehold interests for the next five years and thereafter are as follows:

Year ending
December 31,
-----------
    2003                  $     898
    2004                        898
    2005                        898
    2006                        898
    2007                        898
 Thereafter                   8,071
                          ---------
                          $  12,561
                          =========

         The Company leases its corporate headquarters, but no other corporate facility, for approximately $263 per annum through June 30, 2004.

(10)     MINORITY INTERESTS

         In conjunction with several of the Company's acquisitions, sellers were issued interests in partnerships controlled by the Company as a form of consideration. All of such interests are redeemable at certain times for common shares on a one-for-one basis. As of December 31, 2002, there were 5,257,365 operating partnership units outstanding of which 4,867,319 were currently redeemable for common shares. As of December 31, 2002 these units, subject to certain adjustments through the date of conversion, had annual distributions per unit in varying amounts from $0 to $1.32 per unit with a weighted average distribution of $1.17 per unit.

(11)     PREFERRED AND COMMON SHARES

         During 2002 and 2001, the Company issued 64,249 and 100,000 common shares, respectively, to certain employees and trustees resulting in $996 and $1,181 of deferred compensation, respectively. These common shares vest ratably, primarily over a 5 year period.

         During 2002, the Company issued 34,483 common shares in respect of a 15 year, 8% interest only recourse note to an officer for $500. The note provides for forgiveness of the principal balance under certain circumstances.

         During 2002, the holders of the Company's outstanding 2,000,000 preferred shares converted these shares into 2,000,000 common shares.

         During 2002 and 2001, holders of an aggregate of 50,997 and 418,411 partnership units redeemed such units for common shares of the Company. These redemptions resulted in an increase in shareholders' equity and corresponding decrease in minority interest of $619 and $5,713, respectively.

         During 2002 and 2001, the Company issued 2,690,000 and 4,400,000 common shares raising $40,508 and $63,400 in proceeds, respectively, which was used to retire mortgage debt and fund acquisitions. In addition, in 2001 the Company issued 2,143,840 common shares valued at $31,622 in connection with the acquisition of the Net Partnerships.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(12)     BENEFIT PLANS

         The Company maintains a common share option plan pursuant to which qualified and non-qualified options may be issued. Options granted under the plan generally vest over a period of one to four years and expire five years from date of grant. No compensation cost is reflected in net income as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant.

         Share option activity during the years indicated is as follows:

                                                             Weighted-Average
                                    Number of Shares     Exercise Price Per Share
                                    ----------------     ------------------------
Balance at December 31, 1999            1,503,648               $    12.54
        Granted                           831,625                     9.85
        Forfeited                         (26,000)                   13.12
        Expired                          (331,250)                   11.13
                                       ----------               ----------
Balance at December 31, 2000            1,978,023                    11.63
        Granted                           568,000                    11.99
        Exercised                        (603,142)                   11.02
        Forfeited                          (9,308)                   12.17
        Expired                            (5,000)                   11.25
                                       ----------               ----------
Balance at December 31, 2001            1,928,573                    11.93
        Granted                           411,500                    15.50
        Exercised                      (1,050,866)                   11.59
        Forfeited                         (53,650)                   11.98
        Expired                            (2,500)                   14.25
                                       ----------               ----------
Balance at December 31, 2002            1,233,057               $    13.39
                                       ==========               ==========

         The following is additional disclosures for common share options outstanding at December 31, 2002:

                                         Options Outstanding                     Exercisable Options
                             -----------------------------------------        -----------------------
                                              Weighted                                       Weighted
   Range of                                   Average        Remaining                       Average
   Exercise                                   Exercise         Life                          Exercise
    Prices                    Number           Price          (Years)         Number          Price
  ---------                  ---------        --------        --------        -------        --------
$9.00-$10.875                  153,863        $   9.23          1.9           117,897        $   9.22
$11.8125-$12.5625              407,082           11.91          2.5           228,766           11.94
$13.1875-$15.50                672,112           15.23          2.7           331,237           15.13
                             ---------        --------          ---           -------        --------
                             1,233,057        $  13.39          2.5           677,900        $  13.03
                             =========        ========          ===           =======        ========

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         There are 1,584,749 options available for grant at December 31, 2002.

         The Company has a 401(k) retirement savings plan covering all eligible employees. The Company will match 25% of the first 4% of employee contributions. In addition, based on its profitability, the Company may make a discretionary contribution at each fiscal year end to all eligible employees. The matching and discretionary contributions are subject to vesting under a schedule providing for 25% annual vesting starting with the first year of employment and 100% vesting after four years of employment. Approximately $124, $112 and $107 were contributed in 2002, 2001 and 2000, respectively.

         The Company has established a trust for certain officers in which nonvested common shares, which vest ratably over five years, granted for the benefit of the officers are deposited. The officers exert no control over the common shares in the trust and the common shares are available to the general creditors of the Company. As of December 31, 2002 and 2001, there were 265,385 and 227,708 common shares, respectively, in the trust. In addition, certain officers can delay, to a specified date, the receipt of common shares that would be received upon exercise of common share options. These common shares are deposited in the trust. As of December 31, 2002 there were 222,615 common shares deposited in the trust.

(13)     COMMITMENTS AND CONTINGENCIES

         The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         The Company, including its non-consolidated entities, is obligated under certain tenant leases to fund the expansion of the underlying leased properties.

(14)     RELATED PARTY TRANSACTIONS

         In 2002, the Company issued 34,483 common shares in respect of a 15-year, 8% interest only recourse note to an officer for $500.

         On November 28, 2001, the Company acquired Net 1 L.P. and Net 2 L.P. (collectively, the "Net Partnerships"), in a merger transaction valued at approximately $136,300, which owned twenty-three properties in fourteen states. The Company issued 2,143,840 common shares (valued at $31,622), 44,858 operating partnership units (valued at $661), $31,612 in cash and assumed approximately $61,389 of third party mortgage debt (excluding $11,114 in Net Partnership obligations to the Company). The Company's Chairman was the controlling shareholder of the general partners of the Net Partnerships. The general partners received 44,858 operating partnership units valued on the same basis as the limited partners for their 1% ownership interest in the Net Partnerships. The units, which receive distributions equal to the dividends on common shares, are convertible into the Company's common shares on a one-for-one basis beginning November 2006.

         During 2001, the Company issued 24,620 common shares to acquire a company controlled by the Chairman, whose sole asset was a mortgage note receivable from a 64% owned partnership of the Company.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         During 2001, the Company renegotiated $1,973 in notes receivable from two officers. The notes were issued in connection with the officers' purchases of 131,000 common shares at $15.25 per common share. The new notes have a 15-year maturity, are 8% interest only, recourse to the officers and provide for forgiveness of the principal balances if certain operating results are achieved.

         During 2000, the Company sold two properties to the Net Partnerships which are located in Henderson, North Carolina (leased to Corporate Express Office Products, Inc.) and Plymouth, Michigan (leased to Johnson Controls, Inc.) for $15,600 resulting in gains of $2,300.

         During 2000, the Company issued 83,400 operating partnership units in LCIF to acquire the property management contract for the Net Partnerships from an affiliate of the Chairman of the Company and was subsequently sold to LRA for $585. The fees earned during 2001 and 2000, under this contract, were $139 and $91 and the reimbursement of costs for services provided by the Company on behalf of the Net Partnerships were $564 and $359 for the years ended December 31, 2001 and 2000, respectively. The reimbursements are shown net, in the Company's general and administrative expenses in the accompanying consolidated statements of income.

         The Company and LRA also received brokerage commissions relating to the purchase and sale of properties by the Net Partnerships, with unaffiliated parties, totaling $120 in 2000 which is included in interest and other income in the accompanying consolidated statements of income.

         In connection with the acquisition of certain properties in 1996, the Company assumed an obligation to pay The LCP Group, L.P., an affiliate of the Company's Chairman, an aggregate principal amount of $2,178 for rendering services in connection with the original acquisition of the properties in 1980 and 1981. Simple interest is payable monthly from available net cash flow of the respective original properties on the various unpaid principal portions of the fees, at annual rates ranging from 12.3% to 19.0%.

         All related party acquisitions, sales and loans were approved by the independent members of the Board of Trustees.

(15)     FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

         Cash Equivalents, Restricted Cash, Accounts Receivable and Accounts
         -------------------------------------------------------------------
         Payable
         -------

         The Company estimates that the fair value approximates carrying value due to the relatively short maturity of the instruments.

         Mortgages and Notes Payable
         ---------------------------

         The Company determines the fair value of these instruments based on a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments of similar maturities. Based on this, the Company has determined that the fair value of these instruments approximates carrying values.

(16)     CONCENTRATION OF RISK

         The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependency on a single property and the creditworthiness of its tenants.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

         For the year ended December 31, 2002, no tenant represented 10% or more of rental income. For the years ended December 31, 2001 and 2000 the following tenants represented 10% or greater of rental income:

                                            2001        2000
                                          --------    ------
Northwest Pipeline Corporation               11%         11%
Kmart Corporation                            11%         11%

         Both of these tenants are publicly registered companies subject to the Securities Exchange Act of 1934, as amended and accordingly file financial information with the Securities and Exchange Commission.

(17)     SUPPLEMENTAL DISCLOSURE OF STATEMENT OF CASH FLOW INFORMATION

         During 2002, 2001 and 2000, the Company paid $32,255, $30,624 and
         $29,758, respectively, for interest and $262, $204 and $126, respectively, for taxes.

         During 2002, the holder of the Company's 2 million preferred shares converted them into 2 million common shares.

         In 2002, 2001 and 2000, the Company contributed properties (along with non-recourse mortgage notes) to joint venture entities for capital contributions of $643, $1,168 and $2,393, respectively.

         During 2002, 2001 and 2000, holders of an aggregate of 50,997, 418,411 and 102,849 operating partnership units, respectively, redeemed such units for common shares of the Company. These redemptions resulted in increases in shareholders' equity and corresponding decreases in minority interests of $619, $5,713 and $1,438, respectively.

         During 2001, the Company purchased the Net Partnerships by issuing, in addition to $31,612 in cash, 2,143,840 common shares (valued at $31,622), 44,858 operating partnership units (valued at $661), assumed $61,389 in third party debt and $11,114 in Net Partnership debt obligations to the Company.

         During 2000, the Company issued 83,400 operating partnership units (valued at $585) in LCIF to acquire a property management contract from an affiliate of the Chairman of the Company.

         During 2000, the Company purchased a property and issued a note payable to the seller of $3,488 as partial satisfaction of the purchase price.

         During 2002, 2001 and 2000, the Company issued 64,249, 100,000 and 73,800 common shares to certain employees and trustees resulting in $996, $1,181 and $664 of deferred compensation. These common shares vest ratably over a 2 to 5 year period.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                          AND CONSOLIDATED SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                         ($000's except per share data)

(18) UNAUDITED QUARTERLY FINANCIAL DATA

                                                                            2002
                                        -----------------------------------------------------------------------------
                                          3/31/02              6/30/02                9/30/02              12/31/02
                                        -----------          -----------            -----------          ------------
Revenues (1)                             $ 24,258             $ 24,199               $ 24,884              $ 26,052
Net income                               $  7,961             $  7,879               $  7,646              $  7,109

Net income per common share:
        Basic                            $   0.30             $   0.30               $   0.28              $   0.24
        Diluted                          $   0.29             $   0.29               $   0.28              $   0.24

                                                                              2001
                                        -----------------------------------------------------------------------------
                                          3/31/01              6/30/01                9/30/01              12/31/01
                                        -----------          -----------            -----------          ------------
Revenues (1)                             $ 19,904             $ 20,118                $ 19,904             $ 21,556
Net income                               $  4,578             $  5,090                $  2,047             $  6,347

Net income per common share:
        Basic                            $   0.23             $   0.25                $   0.07             $   0.25
        Diluted                          $   0.23             $   0.25                $   0.07             $   0.24

(1) All periods have been adjusted to reflect the impact of properties sold during the six months ended June 30, 2003 and during the year ended Decemeber 31, 2002, and properties classified as held for sale which are reflected in discontinued operations in the Consolidated Statements of Income.

     The sum of the quarterly income per common share amounts may not equal the full year amounts primarily because the computations of the weighted average number of common shares outstanding for each quarter and the full year are made independently.

(19) SUBSEQUENT EVENTS

     Subsequent to year end, the Company purchased a property for $23,500 net leased to Oce Printing Systems USA, Inc. through February 2020. The purchase was partially funded through the use of a $15,275 interest only, non-recourse mortgage which bears interest at 5.25%, and matures March 2008. The lease provides for an average annual rent of $2,245.

     The Company also obtained a $16,380 non-recourse mortgage note for its Westmont, Illinois property. The mortgage bears interest at 6.21%, provides for annual debt service of $1,292 and matures March 2018 when a balloon payment of $9,662 is due.

     The Company also obtained a $9,000 non-recourse mortgage note for the expansion of its Lancaster, California property. The mortgage bears interest at 5.92%, provides for annual debt service of $642 and matures September 2013 when a balloon payment of $7,518 is due.

       LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
           Real Estate and Accumulated Depreciation and Amortization
                              Schedule III ($000)

  Initial cost to Company and Gross Amount at which carried at End of Year (A)

--------------------------------------------------------------------------------------------------------------------
                                                                                   Land
                                                                                    and       Buildings
                                                                                   Land          and
      Description                      Location                  Encumbrances     Estates    Improvements     Total
--------------------------------------------------------------------------------------------------------------------
Office                              Southington, CT                 $ 8,120       $ 3,240      $ 20,440     $ 23,680
Research & Development              Glendale, AZ                     14,930         4,996        24,392       29,388
Retail/Health Club                  Countryside, IL                   2,235           628         3,722        4,350
Retail/Health Club                  Voorhees  NJ                      2,827           577         4,820        5,397
Retail/Health Club                  DeWitt, NY                        1,709           445         3,043        3,488
Warehouse & Distribution            Mansfield, OH                     3,089           120         5,965        6,085
Industrial                          Marshall, MI                      2,071            33         3,378        3,411
Industrial                          Marshall, MI                        789            14           926          940
Retail                              Newport, OR                       5,784         1,400         7,270        8,670
Office & Warehouse                  Memphis, TN                       6,245         1,053        11,174       12,227
Warehouse & Distribution            Mechanicsburg, PA                 9,531         1,439        13,987       15,426
Office & Warehouse                  Tampa, FL                         6,096         1,389         7,762        9,151
Retail                              Klamath Falls, OR                 6,573           727         9,160        9,887
Office                              Tampa, FL                         8,427         1,900         9,854       11,754
Warehouse & Industrial              Jacksonville, FL                      -           157         3,563        3,720
Retail                              Sacramento, CA                    2,202           885         2,705        3,590
Office                              Phoenix, AZ                           -         2,804        13,921       16,725
Retail                              Reno, NV                          1,906         1,200         1,904        3,104
Retail                              Las Vegas, NV                     1,709           900         1,759        2,659
Retail                              Rockville, MD                         -             -         1,784        1,784
Retail                              Oxon Hill, MD                       457           403         2,765        3,168
Retail                              Laguna Hills, CA                      -           255         5,035        5,290
Retail                              Riverdale, GA                         -           333         2,233        2,566
Retail/Health Club                  Canton, OH                        1,823           602         3,819        4,421
Office                              Salt Lake City, UT               20,349             -        55,404       55,404
Manufacturing                       Franklin, NC                      2,053           386         3,062        3,448
Industrial                          Oberlin, OH                       2,098           276         4,515        4,791
Retail                              Tulsa, OK                             -           447         2,432        2,879
Retail                              Clackamas, OR                         -           523         2,847        3,370
Retail                              Lynwood, WA                           -           488         2,658        3,146
Retail                              Honolulu, HI                          -             -        11,147       11,147
Warehouse                           New Kingston, PA
                                      (Silver Springs)                3,509           674         5,360        6,034
Warehouse                           New Kingston, PA
                                      (Cumberland)                    7,364         1,380        10,963       12,343
Warehouse                           Mechanicsburg, PA
                                      (Hampden IV)                    5,437         1,012         8,039        9,051
Office/ Research & Development      Marlborough, MA                   8,102         1,999        13,834       15,833
Office                              Dallas, TX                       21,785         3,582        30,598       34,180
Warehouse                           Waterloo, IA                      4,194         1,025         8,296        9,321
Office/ Research & Development      Milpitas, CA                     17,100         3,542        18,603       22,145
Industrial                          Gordonsville, TN                  1,972            52         3,325        3,377
Office                              Decatur, GA                       6,829           975        13,677       14,652
Office                              Richmond, VA                     16,634             -        27,282       27,282
Office/Warehouse                    Bristol, PA                       9,833         2,508        10,031       12,539
Office                              Hebron, KY                        5,414         1,615         6,462        8,077
Office                              Livonia, MI                       5,344         1,554         6,219        7,773
Office                              Valley Forge, PA                 13,306         3,960        15,891       19,851
Research & Development              Livonia, MI                       5,789         1,733         6,936        8,669
Office                              Palm Beach Gardens, FL           11,509         3,576        14,249       17,825
Warehouse/ Distribution             Lancaster, CA                    10,761         2,028        28,225       30,253


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Useful life computing
                                                        Accumulated                                         depreciation in
                                                        Depreciation                                         latest income
                                                            and          Date              Date               statements
      Description                  Location            Amortization    Acquired         Constructed             (years)
-------------------------------------------------------------------------------------------------------------------------------
Office                          Southington, CT          $ 9,344       Oct. 1986            1983                40 & 12
Research & Development          Glendale, AZ              11,952       Nov. 1986            1985                40 & 12
Retail/Health Club              Countryside, IL            1,802       Jul. 1987            1987                40 & 12
Retail/Health Club              Voorhees  NJ               2,237       Jul. 1987            1987                40 & 12
Retail/Health Club              DeWitt, NY                 1,414       Aug. 1987        1977 & 1987             40 & 12
Warehouse & Distribution        Mansfield, OH              2,117       Jul. 1987            1970              40, 20 & 12
Industrial                      Marshall, MI               1,521       Aug. 1987        1968 & 1972           40, 20 & 12
Industrial                      Marshall, MI                 418       Aug. 1987            1979              40, 20 & 12
Retail                          Newport, OR                3,267       Sept. 1987           1986              40, 20 & 12
Office & Warehouse              Memphis, TN                5,010       Feb. 1988            1987                   40
Warehouse & Distribution        Mechanicsburg, PA          3,959       Oct. 1990        1985 & 1991                40
Office & Warehouse              Tampa, FL                  3,131       Nov. 1987            1986                40 & 20
Retail                          Klamath Falls, OR          3,387       Mar. 1988            1986                   40
Office                          Tampa, FL                  3,519       Jul. 1988            1986                   40
Warehouse & Industrial          Jacksonville, FL           1,133       Jul. 1988        1958 & 1969             40 & 20
Retail                          Sacramento, CA             1,240       Oct. 1988            1988              40, 20 & 12
Office                          Phoenix, AZ                5,258       Nov. 1988        1960 & 1979              40 & 3
Retail                          Reno, NV                     850       Dec. 1988            1988              40, 20 & 12
Retail                          Las Vegas, NV                784       Dec. 1988            1988              40, 20 & 12
Retail                          Rockville, MD                669       Aug. 1995            1977        22.375, 16.583 & 15.583
Retail                          Oxon Hill, MD                967       Aug. 1995            1976                 21.292
Retail                          Laguna Hills, CA           1,764       Aug. 1995            1974               20 & 20.5
Retail                          Riverdale, GA                391       Dec. 1995            1985                   40
Retail/Health Club              Canton, OH                   668       Dec. 1995            1987                   40
Office                          Salt Lake City, UT        14,150       May 1996             1982                 25.958
Manufacturing                   Franklin, NC                 459       Dec. 1996            1996                   40
Industrial                      Oberlin, OH                  677       Dec. 1996            1996                   40
Retail                          Tulsa, OK                    811       Dec. 1996            1981            23.583 & 13.583
Retail                          Clackamas, OR                949       Dec. 1996            1981            23.583 & 13.583
Retail                          Lynwood, WA                  886       Dec. 1996            1981            23.583 & 13.583
Retail                          Honolulu, HI               2,755       Dec. 1996            1980                 24.33
Warehouse                       New Kingston, PA
                                  (Silver Springs)           776       Mar. 1997            1981                   40
Warehouse                       New Kingston, PA
                                  (Cumberland)             1,587       Mar. 1997            1989                   40
Warehouse                       Mechanicsburg, PA
                                  (Hampden IV)             1,164       Mar. 1997            1985                   40
Office/ Research & Development  Marlborough, MA            1,888       Jul. 1997        1960 & 1988                40
Office                          Dallas, TX                 3,924       Sept. 1997           1986                   40
Warehouse                       Waterloo, IA               1,080       Oct. 1997        1996 & 1997                40
Office/ Research & Development  Milpitas, CA               2,325       Dec. 1997            1985                   40
Industrial                      Gordonsville, TN             478       Dec. 1997        1983 & 1985              34.75
Office                          Decatur, GA                1,710       Dec. 1997            1983                   40
Office                          Richmond, VA               4,230       Dec. 1997            1990                 32.25
Office/Warehouse                Bristol, PA                1,191       Mar. 1998            1982                   40
Office                          Hebron, KY                   767       Mar. 1998            1987                   40
Office                          Livonia, MI                  739       Mar. 1998        1987 & 1988                40
Office                          Valley Forge, PA             149       Aug. 2002        1985 & 2001                40
Research & Development          Livonia, MI                  824       Mar. 1998        1987 & 1988                40
Office                          Palm Beach Gardens, FL     1,648       May 1998             1996                   40
Warehouse/ Distribution         Lancaster, CA              1,592       Jun. 1998            1998                   40

       LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
           Real Estate and Accumulated Depreciation and Amortization
                              Schedule III ($000)

--------------------------------------------------------------------------------------------------
                                                                 Land
                                                                 and         Buildings
                                                                 Land          and
      Description              Location         Encumbrances    Estates     Improvements    Total
--------------------------------------------------------------------------------------------------
Industrial                 Auburn Hills, MI         7,325         2,788        11,169       13,957
Warehouse/ Distribution    Warren, OH              38,115        10,231        51,280       61,511
Warehouse/ Distribution    Baton Rouge, LA          1,969           685         2,748        3,433
Retail                     Columbia, MD                 -         1,002         4,294        5,296
Retail                     Bakersfield, CA              -           400         1,662        2,062
Retail                     Bethesda, MD             1,955           926         2,415        3,341
Office                     Bristol, PA              6,190         1,073         7,709        8,782
Office                     Southborough, MA         2,251           456         4,291        4,747
Office                     Herndon, VA             18,964         5,127        20,570       25,697
Office                     Hampton, VA              4,512         1,353         5,446        6,799
Office                     Phoenix, AZ             14,553         4,665        18,682       23,347
Industrial                 Hebron, OH               3,764         1,063         4,296        5,359
Industrial                 Hebron, OH               5,887         1,681         6,794        8,475
Retail                     Phoenix, AZ                  -         1,126         4,501        5,627
Retail                     Stockton, CA                 -           259         1,037        1,296
Retail                     Lynchburg, VA                -           159           638          797
Office                     San Diego, CA            4,347         1,740         6,960        8,700
Office                     Phoenix, AZ                  -         2,287         9,149       11,436
Industrial                 Henderson, NC            4,497         1,488         5,954        7,442
Industrial                 Tempe, AZ                    -           378         1,514        1,892
Industrial                 Columbus, OH                 -           319         1,275        1,594
Office                     Tuscon, AZ               2,484           657         2,794        3,451
Retail                     Eau Claire, WI           2,360           860         3,442        4,302
Office                     Milford, CT                  -           567         2,265        2,832
Retail                     Westland, MI             3,320         1,444         5,777        7,221
Retail                     Canton, OH               3,395           883         3,534        4,417
Retail                     Spartanburg, SC          2,819           833         3,334        4,167
Office                     Wilsonville, OR              -         2,666        10,662       13,328
Industrial                 Ocala, FL               13,429         3,803        15,210       19,013
Retail                     Jacksonville, AL             -           392         1,567        1,959
Industrial                 Columbia, SC             3,472           928         3,710        4,638
Office                     Hampton, VA              7,357         2,333         9,351       11,684
Industrial                 Plymouth, MI             4,866         1,533         6,130        7,663
Retail                     Gainesville, GA          1,056           526         2,105        2,631
Office                     Lake Forest, CA         10,939         3,442        13,779       17,221
Office                     Knoxville, TN            5,330         1,624         6,503        8,127
Industrial                 Groveport, OH            7,800         2,385         9,547       11,932
Office                     Westmont, IL                 -         4,978        19,940       24,918
Office                     Fort Mill, SC           11,656         3,601        14,404       18,005
                                                ---------     ---------     ---------     --------
                                    Total       $ 460,517     $ 131,496     $ 781,874     $913,370
                                                =========     =========     =========     ========


--------------------------------------------------------------------------------------------------------------------
                                                                                               Useful life computing
                                                  Accumulated                                     depreciation in
                                                  Depreciation                                     latest income
                                                      and           Date          Date               statements
      Description              Location           Amortization    Acquired    Constructed             (years)
--------------------------------------------------------------------------------------------------------------------
Industrial                 Auburn Hills, MI           1,237        Jul. 1998   1989 & 1998                 40
Warehouse/ Distribution    Warren, OH                 9,305        Aug. 1998      1982                   10 &40
Warehouse/ Distribution    Baton Rouge, LA              287        Oct. 1998      1998                     40
Retail                     Columbia, MD                 411        Dec. 1998      1983                     40
Retail                     Bakersfield, CA              586        Aug. 1995      1976                     40
Retail                     Bethesda, MD               1,209        Aug. 1995      1980                     40
Office                     Bristol, PA                  586        Dec. 1999      1998                     40
Office                     Southborough, MA             326        Dec. 1999      1984                     40
Office                     Herndon, VA                1,547        Dec. 1999      1987                     40
Office                     Hampton, VA                  380        Mar. 2000      2000                     40
Office                     Phoenix, AZ                1,225        May  2000      1997                     40
Industrial                 Hebron, OH                   111        Dec. 2001      2000                     40
Industrial                 Hebron, OH                   176        Dec. 2001      1999                     40
Retail                     Phoenix, AZ                  127        Nov. 2001      1988                     40
Retail                     Stockton, CA                  29        Nov. 2001      1968                     40
Retail                     Lynchburg, VA                 18        Nov. 2001      1986                     40
Office                     San Diego, CA                196        Nov. 2001      1989                     40
Office                     Phoenix, AZ                  257        Nov. 2001   1985 & 1994                 40
Industrial                 Henderson, NC                167        Nov. 2001      1998                     40
Industrial                 Tempe, AZ                     43        Nov. 2001      1981                     40
Industrial                 Columbus, OH                  36        Nov. 2001      1990                     40
Office                     Tuscon, AZ                    74        Nov. 2001      1988                     40
Retail                     Eau Claire, WI                97        Nov. 2001      1994                     40
Office                     Milford, CT                   64        Nov. 2001      1994                     40
Retail                     Westland, MI                 162        Nov. 2001   1987 & 1997                 40
Retail                     Canton, OH                    99        Nov. 2001      1995                     40
Retail                     Spartanburg, SC               94        Nov. 2001      1996                     40
Office                     Wilsonville, OR              300        Nov. 2001   1980 & 1998                 40
Industrial                 Ocala, FL                    428        Nov. 2001      1976                     40
Retail                     Jacksonville, AL              44        Nov. 2001      1983                     40
Industrial                 Columbia, SC                 104        Nov. 2001   1968 & 1998                 40
Office                     Hampton, VA                  263        Nov. 2001      1999                     40
Industrial                 Plymouth, MI                 172        Nov. 2001      1996                     40
Retail                     Gainesville, GA               59        Nov. 2001      1984                     40
Office                     Lake Forest, CA              273        Mar. 2002      2001                     40
Office                     Knoxville, TN                 61        Aug. 2002      2002                     40
Industrial                 Groveport, OH                 70        Sep. 2002      2002                     40
Office                     Westmont, IL                  21        Dec. 2002      1989                     40
Office                     Fort Mill, SC                 15        Dec. 2002      2002                     40
                                                  ---------
                                    Total         $ 134,220
                                                  =========

       LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
           Real Estate and Accumulated Depreciation and Amortization
                              Schedule III ($000)

(A) The initial cost includes the purchase price paid by the Company and acquisition fees and expenses. The total cost basis of the Company's properties at December 31, 2002 for Federal income tax purposes was approximately $669 million.

      Reconciliation of real estate owned:

                                             2002         2001           2000
                                          -------------------------------------
Balance at the beginning of the year      $ 830,788    $ 682,627     $ 688,926
Additions during year                       116,264      166,668        30,603
Properties sold during year                 (18,621)      (4,107)      (17,727)
Property contributed to joint venture
  during year                               (15,061)     (14,400)      (19,175)
                                          ---------    ---------     ---------
Balance at end of year                    $ 913,370    $ 830,788     $ 682,627
                                          =========    =========     =========

Balance at beginning of year              $ 116,741    $  98,429     $  82,334
Depreciation and amortization expense        21,480       18,312        17,513
Accumulated depreciation and
   amortization of properties sold
   during year                               (2,934)           -        (1,162)
  Accumulated depreciation of property
     contributed to joint venture
     during year                             (1,067)           -          (256)
                                          ---------    ---------     ---------
Balance at end of year                    $ 134,220    $ 116,741     $  98,429
                                          =========    =========     =========

                      Lexington Corporate Properties Trust
       Ratio of earnings to combined fixed charges and preferred dividends

                         For the year ended December 31,
                                    ($000's)

                                               2002          2001          2000          1999          1998
                                               ----          ----          ----          ----          ----
Earnings
Income from continuing operations            $ 28,716      $ 17,499      $ 21,495      $ 20,828      $ 15,135
Interest expense                               33,920        33,198        29,266        28,754        22,893
Amortization expense - debt cost                1,218         1,404         1,064           968           930
Equity in earnings from joint ventures         (4,561)       (3,502)       (1,428)          (61)          (52)
Cash received from joint ventures               5,660         4,110           810            --             3
                                               ------        ------        ------        ------        ------
Total                                        $ 64,953      $ 52,710      $ 51,207      $ 50,490      $ 38,909
                                               ======       =======        ======        ======        ======

Fixed Charges
Interest expense                             $ 33,920      $ 33,198      $ 29,266      $ 28,754      $ 22,893
Capitalized interest expense                       24           168           241            --            --
Preferred stock dividend                          693         2,667         2,562         2,520         2,254
Amortization expense - debt cost                1,218         1,404         1,064           968           930
                                               ------        ------        ------        ------        ------
Total                                        $ 35,855      $ 37,437      $ 33,132      $ 32,242      $ 26,077
                                               ======        ======        ======        ======        ======

Ratio                                            1.81          1.41          1.55          1.57          1.49
                                               ======        ======        ======        ======        ======



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